UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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Doral Financial Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1451 F.D. Roosevelt Avenue
San Juan, Puerto Rico 00920-2717

May 13, 2013

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Doral Financial Corporation (“Doral Financial”). This year the meeting will be held at The London Hotel, Hyde Room, 151 W 54th Street, New York, New York on Wednesday, June 19, 2013. The meeting will begin promptly at 9:00 a.m. EST.

Details of the business to be conducted at the annual meeting are given in the attached notice of annual meeting of shareholders and proxy statement.

Only shareholders of record as of the close of business on May 10, 2013 are entitled to notice of, and to vote at, the annual meeting or any adjournments or postponements thereof. A list of these shareholders will be available for inspection by all shareholders for a period of ten days prior to the annual meeting at the office of Doral Financial on the ninth floor of the Doral Financial Plaza Building, 1451 F.D. Roosevelt Avenue, San Juan, Puerto Rico, and will also be available for inspection at the meeting itself.

As a shareholder Doral Financial respectfully requests that you review carefully the enclosed proxy statement and complete, sign and return your proxy card in the envelope provided, even if you plan to attend the meeting. YOUR VOTE IS IMPORTANT. The prompt return of your proxy card will ensure that your vote is counted. Please note that sending us your proxy will not prevent you from voting in person at the meeting if you so desire.

Doral Financial anticipates that the proxy statement and the accompanying form of proxy will be mailed to shareholders on or about May [13], 2013.

On behalf of the Board and all the employees of Doral Financial, we appreciate your continuing support.

Sincerely,

Glen R. Wakeman
President and Chief Executive Officer

1451 F.D. Roosevelt Avenue
San Juan, Puerto Rico 00920-2717

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held On June 19, 2013

Notice is hereby given that the annual meeting of shareholders of Doral Financial Corporation (“Doral Financial,” the “Company,” “we,” “us,” or “our”) will be held at The London Hotel, Hyde Room, 151 W 54th Street, New York, New York on Wednesday, June 19, 2013, beginning at 9:00 a.m. Eastern Standard Time, to vote on the following matters as described in the accompanying proxy statement:

1.  To elect six (6) directors of Doral Financial;

2.  To approve on a non-binding advisory basis (“say on pay”) the compensation of our named executive officers;

3.  To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013;

4.  To authorize and approve an amendment to our Restated Certificate of Incorporation, as amended, to effect a reverse stock split of our outstanding common stock at a ratio within the range of one-for-fifteen (1:15) to one-for-twenty-five (1:25), together with the corresponding proportional reduction (based on the Reverse Stock Split ratio selected by our Board of Directors) in the number of authorized shares of our Common Stock;

5.  To approve the adjournment or postponement of the annual meeting of shareholders to a later date or dates, if necessary, to solicit additional proxies if there are insufficient proxies given prior to the time of the annual meeting to constitute a quorum for purposes of the annual meeting or to solicit additional proxies in favor of Proposal 4; and

6.  To transact such other business as may properly come before the meeting or any adjournments or postponements thereof. Except with respect to procedural matters incident to the conduct of the meeting, management at present knows of no other business to be brought before the meeting.

Only shareholders of record as of the close of business on the record date, May 10, 2013, are entitled to notice of, and to vote at, the annual meeting or any adjournments or postponements thereof. A list of these shareholders will be available for inspection by all shareholders for a period of ten days prior to the annual meeting at the office of Doral Financial on the ninth floor of the Doral Financial Plaza Building, 1451 F.D. Roosevelt Avenue, San Juan, Puerto Rico, and will also be available for inspection at the meeting itself.

These matters are described more fully in the accompanying proxy statement, which you are urged to read thoroughly. The Company’s Board of Directors recommends a vote “FOR” each of its proposed nominee directors as well as “FOR” each of the other proposals.

TO ASSURE REPRESENTATION AT THE ANNUAL MEETING, SHAREHOLDERS ARE URGED TO RETURN A PROXY AS PROMPTLY AS POSSIBLE EITHER BY VOTING THROUGH THE INTERNET OR BY TELEPHONE, OR BY SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD IN ACCORDANCE WITH THE ENCLOSED INSTRUCTIONS. ANY SHAREHOLDER ATTENDING THE ANNUAL MEETING MAY VOTE IN PERSON EVEN IF HE OR SHE PREVIOUSLY RETURNED A PROXY.

By order of our Board of Directors,

Enrique R. Ubarri, Esq.
Secretary

Dated: May 13, 2013

i

Page
PROPOSAL 4 — AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE SPLIT OF THE COMPANY’S COMMON STOCK, TOGETHER WITH THE CORRESPONDING PROPORTIONAL REDUCTION IN THE NUMBER OF AUTHORIZED SHARES OF OUR COMMON STOCK	42
General	42
Reasons for the Reverse Stock Split	42
Reasons for Authorized Share Reduction	44
Board Discretion to Implement the Reverse Stock Split and Authorized Share Reduction	44
Certain Risks Associated with the Reverse Stock Split	45
Principal Effects of the Reverse Stock Split	45
Principal Effects of the Authorized Share Reduction	47
Mechanics of the Reverse Stock Split	47
Accounting Consequences	48
Material Tax Consequences	48
No Going Private Transaction	50
No Appraisal Rights	50
Interests of Certain Persons in the Proposal	50
Required Vote	50
Board of Directors Recommendation	50
PROPOSAL 5 — ADJOURNEMENT OR POSTPONEMENT OF ANNUAL MEETING	50
Background	50
Required Vote	50
Board of Directors Recommendation	50
INTERNET AVAILABILITY	50
OTHER MATTERS	51
SHAREHOLDER PROPOSALS AND NOMINATIONS FOR THE 2014 ANNUAL MEETING	51

ii

Doral Financial Corporation
1451 F.D. Roosevelt Avenue
San Juan, Puerto Rico 00920-2717

PROXY STATEMENT

This proxy statement (the “Proxy Statement”) contains important information related to the annual meeting of shareholders of Doral Financial Corporation (“Doral Financial,” the “Company,” “we,” “us” or “our”) to be held at The London Hotel, Hyde Room, 151 W 54th Street, New York, New York on Wednesday, June 19, 2013, beginning at 9:00 a.m. Eastern Standard Time, or any adjournments or postponements thereof. Doral Financial anticipates that this Proxy Statement and the accompanying form of proxy will be mailed to shareholders commencing on or about May [13], 2013.

GENERAL QUESTIONS ABOUT THE ANNUAL MEETING

What information is contained in the Proxy Statement?

The information in this Proxy Statement relates to the proposals to be voted on at the annual meeting, the voting process, the board of directors of our Company (the “Board of Directors”), the committees of our Board of Directors, the compensation of directors and executive officers and other required information.

Who is soliciting my vote?

Our Board of Directors is soliciting your vote at the annual meeting.

What am I being asked to vote on at the annual meeting?

You will be asked to vote upon the following matters at the annual meeting:

1. To elect six (6) directors of Doral Financial;

2. To approve on a non-binding advisory basis (“say on pay”) the compensation of our named executive officers;

3. To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013;

4. To authorize and approve an amendment to our Restated Certificate of Incorporation, as amended (“Certificate of Incorporation”), to effect a reverse stock split of our outstanding common stock at a ratio within the range of one-for-fifteen (1:15) to one-for-twenty-five (1:25) (the “Reverse Stock Split”), together with the corresponding proportional reduction (based on the Reverse Stock Split ratio selected by our Board of Directors) in the number of authorized shares of our Common Stock (the “Authorized Share Reduction”);

5. To approve the adjournment or postponement of the annual meeting of shareholders to a later date or dates, if necessary, to solicit additional proxies if there are insufficient proxies given prior to the time of the annual meeting to constitute a quorum for purposes of the annual meeting or to solicit additional proxies in favor of Proposal 4; and

6. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof. Except with respect to procedural matters incident to the conduct of the meeting, management at present knows of no other business to be brought before the meeting.

Proxies solicited hereby may only be exercised at the annual meeting, or any adjournments or postponements thereof, and will not be used for any other purpose.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

Holder of Record.  If your shares are registered directly in your name with our transfer agent, Computershare Shareowner Services (“Computershare”), you are considered the “shareholder of record” with respect to those shares. The proxy materials have been sent directly to you by us.

Beneficial Owner of Shares Held In Street Name.  If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. The proxy materials have been forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares by using the proxy or voting instructions included in the proxy materials you received or by following their instructions for voting by telephone or on the Internet.

Who is entitled to vote?

Only shareholders of record at the close of business on the record date, May 10, 2013 (the “Record Date”), are entitled to receive notice of the annual meeting and to vote the shares of common stock that they held on the Record Date at the annual meeting, or any adjournments or postponements thereof. As of the close of business on the Record Date there were [130,595,272] shares of the Company’s common stock outstanding.

Please note that if you hold your shares in “street name” (that is, through a broker, bank or other nominee) and you wish to personally vote at the annual meeting, you will need to bring appropriate documentation from your broker, bank or other nominee.

How do I vote?

Holder of Record.  If you are a holder of record, you can vote in person at the annual meeting or by proxy even if you plan to attend the annual meeting.

If you complete and properly sign the accompanying proxy card and return it to Doral Financial, it will be voted as you direct. If you are a registered shareholder of record and attend the annual meeting, you may deliver your completed proxy card in person. Alternatively, in lieu of signing the accompanying proxy card and returning it to Doral Financial, registered shareholders can vote their shares over the Internet, or by calling a specially designated telephone number. These Internet and telephone voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to provide their voting instructions and to confirm that their instructions have been recorded properly. Specific instructions for shareholders of record who wish to use the Internet or telephone voting procedures are set forth on the enclosed proxy card.

A proxy may be revoked at any time prior to the voting at the annual meeting by submitting a later dated proxy (including a proxy via the Internet or by telephone) or by giving timely written notice of such revocation to the Secretary of Doral Financial. You may also revoke your proxy by attending the annual meeting and voting in person.

Beneficial Owner of Shares Held In Street Name.  If you hold your shares in street name, you should receive a voting instruction form from your securities broker, bank or other similar organization acting as a nominee asking you how you want to vote your shares. If you do not, you should contact your securities broker, bank or other similar organization acting as a nominee and obtain a voting instruction form from them. Street name shareholders who wish to vote at the annual meeting will need to obtain a proxy from the broker, bank or other nominee that holds their shares. Street name holders may vote by telephone or over the Internet if their banks, brokers or other nominees make those methods available. If that is the case, each bank, broker or other nominee will enclose instructions with the proxy statement. Street name holders should also follow the instructions provided by their broker, bank or other nominee to revoke their proxy.

To avoid delays in ballot collection and counting, and in order to assure that your proxy is voted in accordance with your wishes, we respectfully request that you give your full title when signing a proxy as attorney, executor, administrator, trustee, guardian, authorized officer of an entity, or on behalf of a minor. If shares are registered in the name of more than one shareholder of record, all shareholders of record must sign the proxy card.

What are our Board of Directors’ recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our Board of Directors. Our Board of Directors’ recommendation for each proposal is set forth below.

Election of Directors (page 8).	The Board of Directors recommends a vote “FOR” each of these nominees for director.
Non-binding Advisory Vote to Approve Named Executive Officer Compensation (page 40)	The Board of Directors recommends a vote “FOR” this proposal.
The Ratification of Selection of Independent Registered Public Accounting Firm (page 41).	The Board of Directors recommends a vote “FOR” this proposal.
Approve an Amendment to our Certificate of Incorporation to Effect the Reverse Stock Split and the Authorized Share Reduction (page 42)	The Board of Directors recommends a vote “FOR” this proposal.
To Approve the Adjournment or Postponement of the Annual Meeting of Shareholders to a Later Date or Dates, if Necessary, to Solicit Additional Proxies (page 50)	The Board of Directors recommends a vote “FOR” this proposal.

With respect to any other matter that properly comes before the annual meeting, the proxy holders will vote as recommended by our Board of Directors or, if no recommendation is given, in their own discretion. Except with respect to procedural matters incident to the conduct of the annual meeting, management at present knows of no other matter to be brought before the annual meeting.

What constitutes a quorum for the annual meeting?

The presence at the annual meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the Record Date will constitute a quorum, permitting the annual meeting to conduct its business. As of the Record Date, [130,595,272] shares of our common stock were outstanding. Proxies received but marked as abstentions and broker non-votes (see below) will be included in the calculation of the number of shares considered to be present at the annual meeting for purposes of determining the presence of a quorum.

What are “broker non-votes”?

A “broker non-vote” occurs when a beneficial owner of shares held in street name does not give instructions to the broker, bank or other nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker, bank or other nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker, bank or other nominee can still vote the shares with respect to matters that are considered to be “routine,” but cannot vote the shares with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange (the “NYSE”), “non-routine” matters are matters that may substantially affect the rights or privileges of shareholders, such as mergers, shareholder proposals, amendments to our certificate of incorporation, elections of directors (even if not contested) and executive compensation, including the advisory shareholder votes on the approval of named executive officer compensation and on the frequency of shareholder votes on the approval of named executive officer compensation. The ratification of the selection of the independent registered public accounting firm is generally considered to be “routine,” and brokers, banks or other nominees generally have discretionary voting power with respect to such proposal.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Secretary of Doral Financial either a notice of revocation or a duly executed proxy, bearing a later date. The powers of the proxy holders with respect to your proxy will be suspended if you attend the annual meeting in person and so request, although attendance at the annual meeting will not by itself revoke a previously granted proxy.

How many votes do I have?

You will have one vote on each matter to be voted upon at the annual meeting for each outstanding share of our common stock you owned as of the close of business on the Record Date.

What vote is required to approve each item and how are abstentions and broker non-votes treated?

Election of Directors.  The affirmative vote of a majority of the total votes cast at the annual meeting is required for the election of directors. To be elected, each director nominee must receive more votes cast “FOR” such nominee’s election than votes cast “WITHHOLD AUTHORITY” for such nominee’s election. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. Abstentions and broker non-votes will not be counted as either an affirmative vote or a negative vote regarding the election of directors, and therefore will have no legal effect on the election of directors.

Advisory Vote to Approve Named Executive Officer Compensation.   For the advisory vote to approve named executive officer compensation, the affirmative vote of a majority of the total votes cast by holders of shares present in person or represented by proxy and entitled to vote on this proposal will be required for approval. Abstentions will not be voted “for” this matter. Accordingly, abstentions will have the same legal effect as a negative vote. Broker non-votes will not be counted in determining the number of shares necessary for approval and will have no effect.

Ratification of Independent Registered Public Accounting Firm.  For the ratification of PricewaterhouseCoopers LLC as our independent registered public accounting firm, the affirmative vote of a majority of the total votes cast by holders of shares present in person or represented by proxy and entitled to vote on this proposal will be required for approval. Abstentions will not be voted “for” this matter. Accordingly, abstentions will have the same legal effect as a negative vote. Broker non-votes will not be counted in determining the number of shares necessary for approval and will have no effect.

Amendment of Our Certificate of Incorporation to Effect the Reverse Stock Split and Authorized Share Reduction.  The affirmative vote of a majority of the outstanding shares of our common stock on the Record Date is required to approve the proposed amendment to our Certificate of Incorporation and thereby effect the Reverse Stock Split at a ratio within the range of one-for-fifteen (1:15) to one-for-twenty-five (1:25) (subject to further Board of Directors action), together with the corresponding proportional reduction (based on the Reverse Stock Split ratio selected by our Board of Directors) in the number of authorized shares of our Common Stock. Since abstentions and broker non-votes will not be voted for this proposal, they will have the same legal effect as a negative vote. Additionally, the failure to vote will have the same effect as a “no” vote.

Adjournment or Postponement of the Annual Meeting.  For the adjournment or postponement of the annual meeting, if necessary, to solicit additional proxies, the affirmative vote of a majority of the total votes cast by holders of shares present in person or represented by proxy and entitled to vote on this proposal will be required for approval. Abstentions will not be voted “for” this matter. Accordingly, abstentions will have the same legal effect as a negative vote. Broker non-votes will not be counted in determining the number of shares necessary for approval and will have no effect.

For the vote related to any other item that may be voted at the annual meeting, the affirmative vote of a majority of the shares of common stock entitled to vote and present at the annual meeting or represented by proxy will be required for approval.

Who will bear the costs of our soliciting proxies for the annual meeting?

We will bear the cost of soliciting proxies for the annual meeting. The expense of preparing, assembling, printing and mailing this Proxy Statement and the materials used in our solicitation of proxies also will be borne by us. In addition, we have retained Georgeson, Inc. (“Georgeson”) to act as a proxy solicitor in conjunction with the annual meeting. We have agreed to pay Georgeson a fee of $10,000, plus reasonable out-of-pocket expenses, for their proxy solicitation services. Our solicitation of proxies by mail may be supplemented by telephone, facsimile, electronic mail or personal solicitation by directors, officers or other of our employees. No additional compensation will be paid to directors, officers or other employees for such solicitation services performed by them. Proxy material will also be distributed at our expense by brokers, nominees, custodians and other similar parties.

Who will count the vote?

Representatives of our transfer agent, Computershare, will tabulate the votes and act as inspectors of election.

How are my votes counted?

You may vote for or against (or to withhold authority in the election of directors) or you may abstain from voting on each proposal. If you abstain from voting on a proposal, your shares will be counted as present for purposes of establishing a quorum.

What happens if I do not give specific voting instructions?

Holder of Record.  If you are a holder of record and you sign and return a proxy card without giving specific voting instructions, then proxy holders will vote your shares in the manner recommended by our Board of Directors on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the meeting.

Beneficial Owner of Shares Held In Street Name.  If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional exchanges, the organization that holds your shares may generally vote your shares on routine matters but cannot vote your shares on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform us that it does not have the authority to vote on such matter with respect to your shares (that is, a “broker non-vote”). Except for the ratification of our independent registered public accounting firm for 2013, we believe that all of the other specific proposals set forth in this Proxy Statement will be considered a non-routine matter under the rules of the NYSE, and therefore, there could be broker non-votes on such proposals.

Could other matters be decided at the annual meeting?

We do not intend to present any business at the annual meeting other than as described in the Notice of Annual Meeting of Shareholders. Except with respect to procedural matters incident to the conduct of the annual meeting, we do not know of any other matters that may come before the annual meeting. If any other matter should properly come before the annual meeting or any adjournments or postponements thereof, it is the intention of the persons named in the accompanying form of proxy or their substitutes to vote the proxies as recommended by our Board of Directors or, if no recommendation is given, in accordance with their own discretion.

What happens if the annual meeting is postponed or adjourned?

Your proxy will still be effective and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

How can I obtain directions to attend the annual meeting?

Please contact Christopher Poulton, our Executive Vice President — U.S. Operations, at (212) 329-3794, if you need directions to be able to attend the annual meeting and vote in person.

Other Information

Our Annual Report on Form 10-K for the year ended December 31, 2012 (which includes our audited financial statements for the year ended December 31, 2012, duly certified by PricewaterhouseCoopers LLP, as our independent registered public accounting firm for the year ended December 31, 2012) accompanies this Proxy Statement. No material contained in the Annual Report on Form 10-K is to be considered a part of the proxy solicitation material.

Upon receipt of a written request, we will furnish to any shareholder, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2012, including the financial statements and schedules, and a list of the exhibits thereto required to be filed with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such written request should be directed to our Corporate Secretary at 1451 F.D. Roosevelt Avenue, San Juan, Puerto Rico 00920-2717.

The contents of our corporate website (http://www.doralfinancial.com) are not incorporated by reference into this Proxy Statement.

SECURITY OWNERSHIP OF MANAGEMENT, DIRECTORS AND PRINCIPAL HOLDERS

The following table shows the amount of our common stock beneficially owned by each shareholder known by us to own beneficially more than five percent (5%) of our common stock as of April 11, 2013:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
Rima Senvest Management, LLC(3)
Richard Mashaal 110 East 55th Street, Suite 1600 New York, NY 10022	10,040,540	7.68%
The Vanguard Group(4) 100 Vanguard Blvd. Malvern, PA 19355	7,578,150	5.80%
New Generation Advisors LLC(5) George Putnam, III, Carl E. Owens, Christopher M. McHugh and Michael S. Weiner 49 Union Street Manchester, MA 01944	6,667,122	5.10%

(1)	This information is based solely upon the filings made by such entities with the SEC pursuant to section 13(d) or 13(g) of the Exchange Act. Other than as set forth in the above table, we are not aware of any other beneficial owner of more than five percent (5%) of our common stock as of April 11, 2013.
(2)	This percentage is calculated on the basis of the total number of our shares of common stock outstanding as of April 11, 2013.
(3)	Information is based upon statements filed on Schedule 13G/A with the SEC on February 14, 2013 by Rima Senvest Management, LLC and Richard Mashaal, who reported that they share voting and dispositive power with respect to 10,040,540 shares of our common stock.
(4)	Information is based upon statements filed on Schedule 13G with the SEC on February 12, 2013 by The Vanguard Group, which reported that it has sole power to vote, or direct the vote of, 148,079 shares of our common stock and sole power to dispose, or to direct the disposition, of 7,430,071 shares of our common stock.
(5)	Information is based upon statements filed on Schedule 13G with the SEC on February 12, 2013 by New Generation Advisors LLC, George Putnam III, Carl E. Owens, Christopher M. McHugh, and Michael S, Weiner, who reported that they share voting and dispositive power with respect to 6,667,122 shares of our common stock.

The following table shows, as of April 11, 2013, the amount of our common stock beneficially owned (unless otherwise indicated in the footnotes) by (1) each director or nominee for director, (2) each of our named executive officers, and (3) all of our directors and named executive officers as a group. The information is based on reports filed with the SEC and information provided by the persons named below. No director, nominee or executive officer owned shares of our preferred stock as of such date.

Our “named executive officers” as used herein refers to (i) Glen R. Wakeman, the President and Chief Executive Officer during fiscal year 2012; (ii) Robert E. Wahlman, the Executive Vice President and Chief Financial Officer during fiscal year 2012; and (iii) Christopher Poulton, the Executive Vice President — U.S. Operations, Enrique R. Ubarri, the Executive Vice President and General Counsel, and Penko Ivanov, Senior Vice President and Chief Financial Officer — U.S. Operations, the three most highly-compensated executive officers other than the Chief Executive Officer and Chief Financial Officer who were serving as executive officers at the end of fiscal year 2012 and whose salary and bonus exceeded $100,000.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
Directors
Dennis G. Buchert	27,000	**
James E. Gilleran	37,000	**
Douglas C. Jacobs	30,936	**
David E. King	—	**
Gerard L. Smith	50,000	**
Named Executive Officers
Glen R. Wakeman*	3,160,994	2.42%
Robert E. Wahlman	839,196	**
Christopher C. Poulton	658,878	**
Enrique R. Ubarri	445,691	**
Penko Ivanov	50,000	**
All directors and executive officers as a group, consisting of 10 persons, including those named above	5,299,695	4.05%

*	Mr. Wakeman is also a director of Doral Financial.
**	Represents less than 1% of Doral Financial’s outstanding common stock.
(1)	The information is based on the SEC’s definition of “beneficial ownership,” which is broader than ownership in the usual sense. For example, under SEC rules you beneficially own stock not only if you hold it directly, but also if you indirectly (through a relationship, a position as a director or trustee or a contract or an understanding) have or share the power to vote the stock or to sell it, or if you have the right to acquire it within 60 days.
(2)	This percentage is calculated on the basis of the total number of our shares of common stock outstanding as of April 11, 2013. Shares of common stock subject to options that are exercisable within 60 days following April 11, 2013 are deemed outstanding and beneficially owned by the person holding the options or warrants for the purpose of computing the percentage ownership of the person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

PROPOSAL 1 — ELECTION OF DIRECTORS AND RELATED MATTERS

Election of Directors

Our bylaws provide that our Board of Directors shall consist of not fewer than five and not more than thirteen directors, as shall be fixed from time to time by our Board of Directors. The number of members of our Board of Directors has been fixed at six directors. At the annual meeting, six directors are to be elected by the holders of our common stock.

On March 20, 2009, our Board of Directors announced that it had suspended the declaration and payment of all dividends on all outstanding series of our convertible preferred stock and our noncumulative preferred stock. The suspension of dividends for our noncumulative preferred stock and our convertible preferred stock was effective and commenced with the dividends for the month of April 2009. Since we have not paid dividends in full on our noncumulative preferred stock for at least eighteen consecutive monthly periods, or paid dividends in full on our convertible preferred stock for consecutive dividend periods containing in the aggregate a number of days equivalent to at least six fiscal quarters, the holders of our preferred stock, all acting together as a single class, have the right to elect two additional members to our Board of Directors. A special meeting of holders of shares of noncumulative preferred stock and convertible preferred stock of Doral Financial was scheduled to be held on August 3, 2011 for the purpose of electing two directors of the Company’s Board of Directors by such holders of shares of preferred stock of Doral Financial. Due to the lack of a quorum, the special meeting of holders of shares of preferred stock was not able to be held. The holders of our preferred stock retain the right to elect two additional members to our Board of Directors by written consent signed by a majority in liquidation preference of such outstanding preferred stock or by the affirmative vote of a majority in liquidation preference of such preferred stock present in person or by proxy at a meeting of such preferred stock at which a quorum is present. If the holders of preferred stock properly elect two such additional directors the number of directors serving on our Board of Directors will be increased to eight.

Our Board of Directors has proposed the six nominees listed below for election as directors in the annual meeting to serve until the 2014 annual meeting and until their successors are duly elected and qualified.

Unless otherwise specified in the accompanying form of proxy, proxies solicited hereby will be voted for the election of the nominees listed below. Each of the nominees has agreed to serve until the next annual meeting of shareholders. If any of them should become unable to serve as a director prior to the annual meeting, our Board of Directors may designate a substitute nominee. In that case, the proxies shall be voted for a substitute nominee or nominees to be designated by our Board of Directors. If no substitute nominees are available, the size of our Board of Directors will be reduced. At this time, the Board of Directors knows of no reason why any of the nominees listed below may not be able to serve as a director if elected.

There are no arrangements or understandings between us and any person pursuant to which such person has been elected a director, except for Mr. Wakeman’s employment agreement with us. There are no family relationships between any of our directors or nominees and any of our executive officers.

The following table sets forth as of April 11, 2013, certain information with respect to each nominee for director.

Name and Age	Principal Occupation, Business Experience, Qualifications and Other Information	Director Since
Dennis G. Buchert Age 66	President of Whitehall Associates, a private consulting company, since 2005. Chairman of the Board of Directors of Doral Financial from January 2007 to July 2007. Chief Executive Officer of Crédit Agricole Indosuez (US), a corporate and investment bank, from 2003 to 2004; President and Chief Executive Officer of IBJ Whitehall Bank & Trust Company, N.Y., a wholesale bank, from 1997 until its acquisition by Mizuho Corporate Bank in 2002; Executive Vice President of IBJ Schroder Bank & Trust Company, N.Y., a predecessor company to IBJ Whitehall Bank & Trust Company, N.Y., from 1994 to 1997.	October 2006
Our Board of Directors believes that Mr. Buchert’s management experience with other financial institutions, including his positions as President and CEO of other financial institutions, provides our Board of Directors and the Company access to an individual with substantial experience in, among other things, corporate governance, retail and institutional banking, audit and finance and management of financial institutions, which have allowed him to make valuable contributions as a director of the Company.
James E. Gilleran Age 80	President and Chief Executive Officer of the Federal Home Loan Bank of Seattle from May 2005 to April 2007. Director of the Office of Thrift Supervision from December 2001 to April 2005. Chairman and CEO of the Bank of San Francisco from October 1994 until December 2000. Superintendent of Banks for the State of California from 1989 to 1994. Member of the Bar in California and Washington, DC. Certified Public Accountant in North Carolina.	December 2007
Our Board of Directors believes that Mr. Gilleran’s management experience with other financial institutions and with federal and state banking regulatory agencies, including his leadership positions in such organizations, provides our Board of Directors and the Company access to an individual with substantial experience in, among other things, regulatory matters, risk management, retail and institutional banking, and corporate governance, which have allowed him to make valuable contributions as a director of the Company.

Name and Age	Principal Occupation, Business Experience, Qualifications and Other Information	Director Since
Douglas L. Jacobs Age 65	Self-employed investor since 2003. Executive Vice President and Treasurer for FleetBoston Financial Group, a Boston-based bank, from 1995 to 2003. His career began at Citibank in 1972, where he ultimately assumed the position of Division Executive for the Investment Banking Group’s Mortgage-Backed Securities Group. Mr. Jacobs’ other directorships include Fortress Investment Group LLC, a publicly traded investment management firm, from 2007 to the present, Clear Channel Outdoor Holdings, a publicly traded advertising company, from 2010 to the present, Springleaf Finance, Inc., a private company, and Springleaf Finance Corporation, a private company, from 2010 to the present. Previous directorships include ACA Capital Holdings, Inc., formerly a publicly traded company, from 2004 to 2008, and Global Signal, Inc. formerly a publicly traded company, from 2004 to 2007.	February 2009
Our Board of Directors believes that Mr. Jacobs’ management and directorship experience with other financial institutions and public companies, including his position as Treasurer of FleetBoston Financial Group, provide our Board of Directors and the Company access to an individual with substantial experience in corporate governance, investment and financial reporting matters, accounting matters, risk management, and mortgage banking, which have allowed him to make valuable contributions as a director of the Company.
David E. King Age 54	Founder and Senior Managing Director of Culpeper Capital Partners LLC (“Culpeper”), a private firm focused exclusively on investments in the financial services industry. Mr. King founded Culpeper in 2011. Previously, Mr. King served as a Senior Managing Director of the private equity firm Bear Stearns Merchant Banking and its successor, Irving Place Capital, from 2001 through 2010. Mr. King is a member of the board of directors of several companies, including Ironshore Insurance, Inc., Caribbean Financial Group, Inc., Manifold Capital Corporation, 24-Hour Fitness Worldwide, Inc., Ashley Park Financial Services Corp. and SNAAC Holdings, LLC. Mr. King is also a member of Stony Brook University Graduate School Dean’s Council. Mr. King received his B.A. from Rice University, his M.S. from Stony Brook University and his M.B.A. from Stanford University.	July 2007
Our Board of Directors believes that Mr. King’s experience in merchant banking and investments in financial and other institutions provides our Board of Directors and the Company access to an individual with substantial experience in, among other things, mergers and acquisitions matters, investment matters, and management of portfolio companies, which have allowed him to make valuable contributions as a director of the Company.

Name and Age	Principal Occupation, Business Experience, Qualifications and Other Information	Director Since
Gerard L. Smith Age 66	Private consultant since 2006. Mr. Smith served as Managing Director in charge of Bank Mergers and Acquisitions at Credit Suisse from 1998 to 2006. He also served as head of the UBS Bank Group from 1995 to 1998. Mr. Smith was one of the three founding members of the Financial Institutions Group at Salomon Brothers, an investment bank, from 1976 to1985.	June 2008
Our Board of Directors believes that Mr. Smith’s management experience with other financial institutions, including his leadership positions, provides our Board of Directors and the Company access to an individual with a significant experience in, among other things, governance, risk management, and bank merger and acquisition issues, which have allowed him to make valuable contributions as a director of the Company.
Glen R. Wakeman Age 53	President, Chief Executive Officer and member of the Board of Directors of Doral Financial since August 15, 2006; President of Doral Bank since October 2008; President and Chief Operating Officer of Doral Financial from May 2006 to August 2006; Chief Executive Officer of General Electric Consumer Finance Latin America from 1999 to 2006.	August 2006
Our Board of Directors believes that Mr. Wakeman’s substantial management and leadership experience with financial institutions and within public companies, including almost seven years of experience as our President and CEO, provides our Board of Directors and the Company access to an individual with a significant experience in, among other things, governance, risk management, retail and institutional banking and credit related matters and with experience and knowledge in the day-to day operations of the Company.

Messrs. Gilleran, Buchert, Jacobs and Wakeman also currently serve on the Board of Directors of Doral Bank, the Company’s banking subsidiary with bank branches in Puerto Rico, New York and Florida.

Required Vote

The affirmative vote of a majority of the total votes cast at the meeting is required for the election of directors. To be elected, each director nominee must receive more votes cast “FOR” such nominee’s election than votes cast “WITHHOLD AUTHORITY” for such nominee’s election. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. Abstentions and broker non-votes will not be counted as either an affirmative vote or a negative vote regarding the election of directors, and therefore will have no legal effect on the election of directors.

Board of Directors Recommendation

Our Board of Directors recommends a vote “FOR” each of these nominees for directors.

Board of Directors and Committee Membership

Our affairs are managed by, or are under the direction of, our Board of Directors pursuant to the General Corporations Law of the Commonwealth of Puerto Rico and our Certificate of Incorporation and bylaws. Our Board of Directors has established five committees consisting of the audit committee, the corporate governance and nominating committee, the compensation committee, the risk policy committee, and the regulatory committee. Members of our Board of Directors are kept informed of our business through discussions with the Chief Executive Officer, the Chief Financial Officer, the internal auditor and with other key members of management, by reviewing materials provided to them and by participating in meetings of our Board of Directors and its committees.

Our Board of Directors is currently composed of six directors who are standing for election at the annual meeting. During 2012, the Board of Directors of the Company met eleven (11) times. Each director attended at least seventy-five percent (75%) of the number of all meetings of our Board of Directors and all committees on which such person served during 2012.

While we have not adopted a formal policy regarding attendance by directors at shareholder meetings, all board members are encouraged to attend the annual meeting of shareholders. All members of our Board of Directors attended our annual meeting of shareholders held on June 13, 2012.

The non-management members of our Board of Directors hold regularly scheduled executive sessions without management present. The non-management directors have appointed James Gilleran to serve as the lead independent director, who presides over these executive sessions. It is anticipated that other non-management members will serve as lead independent director from time to time as determined by the non-management directors.

The Audit Committee

Under the terms of its charter, the audit committee represents and assists our Board of Directors with the oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications and independence of our independent registered public accounting firm, the performance of our internal audit function, and the preparation of an audit committee report as required by the SEC to be included in our annual proxy statement. The audit committee meets at least four times each year, including periodic meetings held separately with management, the internal auditor, and the independent registered public accounting firm. During 2012, the audit committee met nineteen (19) times. As of April 11, 2013, the audit committee was comprised of Dennis Buchert (chairperson), James Gilleran, and Gerard Smith. The audit committee has the authority to retain professional advisors and other consultants when necessary or appropriate.

Our Board of Directors has determined that Dennis Buchert, chairperson of the audit committee, is an “audit committee financial expert” for purposes of the SEC’s rules adopted pursuant to the Sarbanes-Oxley Act of 2002. For a brief description of the relevant experience of the members of the audit committee, please see “Election of Directors” above.

Our Board of Directors has determined that Dennis Buchert, James Gilleran and Gerard Smith, are independent members of our Board of Directors and the audit committee in accordance with the independence requirements of the NYSE and Exchange Act Rule 10A-3(b).

The Corporate Governance and Nominating Committee; Nomination of Directors

Under the terms of its charter, the corporate governance and nominating committee is responsible for assisting our Board of Directors in its oversight of board composition, corporate governance policies and practices, and related matters. During 2012, the corporate governance and nominating committee held three (3) meetings. As of April 11, 2013, the corporate governance and nominating committee was comprised of Gerard Smith (chairperson), Dennis Buchert and James Gilleran. The Board of Directors has determined that each member of the corporate governance and nominating committee is independent under the applicable NYSE independence requirements.

The corporate governance and nominating committee does not have a specific diversity policy with respect to the director nominees. Rather, the committee considers diversity in the broader sense of how a candidate’s viewpoints, experience, skills, background and other demographics could assist our Board of Directors in light of the composition of our Board of Directors at the time.

The corporate governance and nominating committee periodically reviews the appropriate size of our Board of Directors, whether any vacancies are expected due to retirement or otherwise, and the need for particular expertise on our Board of Directors. In evaluating and determining whether to recommend a candidate to our Board of Directors, the corporate governance and nominating committee has not adopted any specific minimum requirements for nominees. Instead, it reviews the appropriate skills and characteristics required for members of our Board of Directors in the context of the background of existing members and in light of the perceived needs for the future development of our business, including issues of diversity and experience in different substantive areas, such as corporate governance, regulatory matters, banking retail operations, marketing, technology, distribution, real estate, finance and accounting. Candidates may come to the attention of the corporate governance and nominating committee from a variety of sources, including current members of our Board of Directors, shareholders, management, and search firms. The corporate governance and nominating committee has sole authority to retain and terminate any search firm used to identify candidates for our Board of Directors, including the sole authority to approve such firm’s fees and other retention terms. The corporate governance and nominating committee also has the authority to retain other professional advisors, when necessary, or appropriate. The corporate governance and nominating committee evaluates director candidates recommended by shareholders in the same way that it evaluates candidates recommended by its members, other members of the Board of Directors or other persons. See “SHAREHOLDER PROPOSALS AND NOMINATIONS FOR THE 2014 ANNUAL MEETING” for procedures describing how a shareholder can submit a proposal or nomination to our Board of Directors.

The Compensation Committee

Under the terms of its charter, the compensation committee is directly responsible for assisting our Board of Directors in its oversight of compensation for our senior management and compensation for the non-management members of our Board of Directors. The compensation committee has the authority to retain and terminate any executive compensation consultants engaged to provide advice to the compensation committee related to its responsibilities to determine Chief Executive Officer and senior executive compensation, including the sole authority to approve such consultant’s fees and other retention terms, but did not do so in 2012. The compensation committee also has the authority to retain other professional advisors, when necessary or appropriate. During 2012, the compensation committee held two (2) meetings. As of April 11, 2013, the compensation committee was comprised of Dennis Buchert (chairperson), Gerard Smith, and Douglas Jacobs. The Board of Directors has determined that each member of the compensation committee is independent under the applicable NYSE independence requirements.

The Risk Policy Committee

Under the terms of its charter, the risk policy committee is directly responsible for assisting our Board of Directors in discharging its responsibilities relating to enterprise risk management and monitoring the development and implementation of enterprise risk management strategies throughout the organization. Among other things, the risk policy committee is responsible for assisting the Board of Directors in fulfilling its oversight of the strategies, policies, procedures and systems established by the Company’s management relating to the management of interest rate risk, market risk, liquidity risk, operational risk, compliance and legal risk and credit risk as well as to oversee hedging and derivatives activities. During 2012, the risk policy committee met six (6) times. As of April 11, 2013, the risk policy committee was comprised of Douglas Jacobs (chairperson), David King, James Gilleran, and Gerard Smith.

The Regulatory Committee

Under the terms of its charter, the regulatory committee is directly responsible for evaluating and overseeing the design and implementation of such policies, procedures and guidelines as may be appropriate to ensure compliance by the Company with all applicable laws and regulations. The regulatory committee is also responsible for ensuring compliance with all of the Company’s regulatory obligations arising under applicable federal and state banking and financial institution laws, rules, and regulations, including any terms and conditions required from time to time by any action, formal or informal, of the Company and its subsidiaries regulators. During 2012, the regulatory committee met fifteen (15) times. As of April 11, 2013, the regulatory committee was comprised of David King (chairperson), James Gilleran, and Gerard Smith.

2012 Director Compensation

Director Compensation Policy and Objectives

Our compensation policy is to attract and retain highly qualified members of our Board of Directors with the managing skills required to oversee a publicly listed company and provide them adequate compensation for the achievement of performance that enhances the value of the Company. Remuneration of the members of our Board of Directors is aimed at balancing short-term operational performances with the long-term objective of creating sustainable value and growth.

Effective as of January 21, 2011, Doral Financial amended its compensation policy for its directors (other than those who are part of the Company’s management). The amendments were approved taking into consideration the fact that the Company is no longer a “controlled company” under the applicable NYSE rules. The principal terms of the amended compensation policy for its directors are the following:

(a)  Annual retainer of $50,000 for all directors;

(b)  Additional annual retainers of (i) $25,000 for each of the lead independent director, the chairman of the audit committee and the chairman of the risk policy committee, and (ii) $12,500 for the chairman of the nominating and corporate governance committee, the chairman of the compensation committee and the chairman of the regulatory committee; and

(c)  The following meeting attendance fees: (i) $5,000 for each regular Board of Directors meeting, with no additional compensation for any full Board or committee meetings held on the same or consecutive dates as the Board of Directors meeting, provided that the directors have been notified of the meetings to be held on the same date or consecutive dates; (ii) $1,500 for each special Board of Directors meeting or audit committee meeting in teleconference; (iii) $1,000 for each special risk policy committee meeting in teleconference; (iv) $750 for each other committee meetings held in teleconference; and (v) $3,500 for each other on-site special committee or Board of Directors meeting; provided, however, that in the event that the Company has notified the members of the Board of Directors that the special Board of Directors and committee meetings on site are to be held on the same date or consecutive dates, the directors shall receive $5,000 irrespective of the number of meetings.

The following table summarizes the principal components of 2012 compensation for our Board of Directors, including all of our current directors. Our only employee director, Mr. Wakeman, receives no separate compensation for his service as a director and is not included in the table below. The compensation set forth below fully reflects compensation for services performed as a member of our Board of Directors and its committees.

DIRECTOR COMPENSATION FOR 2012

Name	Fees Earned or Paid in Cash ($)	Restricted Stock Awards ($)(1)	Total ($)
Dennis G. Buchert(2)	199,500	—	199,500
James E. Gilleran(2)	192,250	—	192,250
Douglas L. Jacobs(2)	174,250	—	174,250
David E. King(3)	68,000	—	68,000
Gerard L. Smith	140,750	—	140,750

(1)	Each of Messrs. Buchert, Gilleran, Jacobs, and Smith held 12,500 unvested shares of restricted stock as of December 31, 2012. No shares of restricted stock were issued to any of those directors during 2012.
(2)	Includes fees paid for service on the board of directors of Doral Bank.
(3)	Mr. King began receiving compensation on July 20th, 2012 for his service as a director. Prior to that time Mr. King was a special limited partner of Irving Place Capital, which maintained a financial and administrative services agreement with the Company. The agreement had a term of five years commencing on July 20, 2007, and it expired by its terms on July 20, 2012. As of that date Mr. King was considered an independent director.

Board Committee Charters

Current copies of the charters for the audit committee, corporate governance and nominating committee, compensation committee, risk policy committee and regulatory committee are available free of charge on our website at htpp://www.doralfinancial.com or upon written request to our Corporate Secretary, at Doral Financial Corporation, 1451 F. D. Roosevelt Avenue, San Juan, Puerto Rico 00920-2717.

Corporate Governance

Corporate Governance Guidelines and Code of Ethics

We have adopted a set of Corporate Governance Guidelines and a Code of Business Conduct and Ethics (the Code of Business Conduct is applicable to, among others, our directors and officers, including our Chief Executive Officer, Chief Financial Officer, and Principal Accounting Officer) that our Board of Directors believes are the appropriate corporate governance policies and practices for Doral Financial. Copies of our Corporate Governance Guidelines and Code of Business Conduct and Ethics may be found free of charge on our website at www.doralfinancial.com. Doral Financial also intends to disclose on its website any amendments to its Code of Business Conduct and Ethics, or waivers of the Code of Business Conduct and Ethics on behalf of its Chief Executive Officer, Chief Financial Officer, and Principal Accounting Officer. A written copy of these documents may be obtained free of charge by requesting them from our Corporate Secretary, at Doral Financial, 1451 F.D. Roosevelt Avenue, San Juan, Puerto Rico 00920-2717.

Shareholder Communications

Our Board of Directors has adopted several procedures by which shareholders and employees, as well as other interested parties, can send communications to our Board of Directors or report possible legal or ethical violations. Anyone wishing to report possible legal or ethical violations may do so by mail to Doral Financial, 1451 F.D. Roosevelt Avenue, San Juan, Puerto Rico 00920-2717 Attention: General Counsel, or through EthicsPoint, a third-party anonymous and confidential reporting website (www.ethicspoint.com) and telephone hotline (1-866-393-6725).

Shareholders and employees, as well as other interested parties, may also direct their communications to our non-management directors as a group to the following address:

Doral Financial Corporation
1451 F.D. Roosevelt Avenue
San Juan, Puerto Rico 00920-2717
Attention: Chairman of the Audit Committee

Board Independence

Currently, our Board of Directors is composed of six directors, and our Board of Directors has affirmatively determined, as discussed more fully below, that five out of the six members of our Board of Directors are independent directors within the meaning of the applicable NYSE listing standards and relevant securities and other laws and regulations regarding the definition of “independent.” The five independent directors are Dennis Buchert, James Gilleran, David King, Gerard Smith and Douglas Jacobs.

In determining independence, our Board of Directors has affirmatively determined whether directors have a “material relationship” with us. When assessing the “materiality” of a director’s relationship with us, our Board of Directors considers all relevant facts and circumstances, not merely from the director’s standpoint, but from that of the persons or organizations with which the director has an affiliation. If a person or organization affiliated with a director provides to or receives services from us, our Board of Directors considers the frequency or regularity of the services, whether the services are being carried out at arm’s length in the ordinary course of business and whether the services are being provided substantially on the same terms to us as those prevailing at the time from unrelated parties for comparable transactions. Material relationships can include commercial, banking, consulting, legal, accounting, charitable and familial relationships.

According to the applicable listing standards of the NYSE, a director is not independent if: (a) the director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been at any time within the last three years, an executive officer of the Company; (b) the director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in compensation from the Company, other than director or committee fees, compensation paid to an immediate family member who is a non-executive employee of the

Company, compensation for prior service as an interim executive officer or pension or other deferred compensation for prior service (provided such compensation is not contingent in any way on continued service); (c) (1) the director is a current partner or employee of the Company’s outside auditor, (2) the director has an immediate family member who is a current partner of such firm, (3) the director has an immediate family member who is a current employee of such firm and personally works on the Company’s audit, or (4) the director or an immediate family member was within the last three years a partner or employee of such firm and personally worked on the Company’s audit within that time; (d) the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the executive officers of the Company at the same time serves or served on the compensation committee of such other entity; or (e) the director is a current employee, or an immediate family member is a current executive officer, of a company that makes payments to or receives payments from the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000, or 2% of the other company’s gross revenues.

Our Board of Directors also adopted a board resolution that implemented the following additional independence standards for directors of the Company: an independent director must (a) not be, or have an immediate family member who is, one of our present or former executive officers (during the preceding five years); (b) not be personally receiving or have an immediate family member who receives more than $60,000 per year in direct compensation from us other than director and committee fees and pension or other forms of deferred compensation for prior service; (c) not be employed, or have an immediate family member employed, as an executive officer of another company where any of our current executive officers serves on that company’s compensation committee; (d) not be employed by or affiliated with or have an immediate family member employed by or affiliated with any of our present or former internal or external auditors within the three previous years; (e) not be or have one’s spouse be an executive officer or director of a non-profit organization that receives annual contributions from us in excess of $75,000; (f) not be a director who is an executive officer or employee, or whose immediate family member is an executive officer, of a company that makes payments to or receives payments from us for property or services in an amount that exceeds the greater of $1 million, or 2% of our or the other person’s consolidated gross revenues; and (g) not own more than 10% of an entity that receives fees for providing accounting, consulting, legal, or investment banking or financial services to us, our subsidiaries and affiliates (1) in excess of the lesser of $5 million or 1% of the gross revenues of such entity or (2) the receipt of which results in an increase in the compensation received by the director from such entity.

Board Leadership Structure and Risk Oversight

Doral Financial does not have a policy on whether the positions of Chairman of our Board of Directors and Chief Executive Officer (referred to in this sub-section as the “CEO”) should be separate or combined. At this time Mr. Wakeman is the Company’s CEO, and our Board of Directors does not presently have a Chairman. The non-management directors have appointed James Gilleran to serve as the lead independent director, who presides over executive sessions of the non-management directors. It is anticipated that other non-management members will serve as lead independent director from time to time as determined by the non-management directors.

Our Board of Directors believes that this leadership structure best serves the interests of the Company and its shareholders at this time because it provides for a clearly defined leadership structure and for increased efficiency and leadership coordination. Because the CEO is also a director and does not hold the position of Chairman, it also allows the CEO to work more closely and collegially with all the members of our Board of Directors to establish the direction of the Company. Our Board of Directors continually evaluates the Company’s leadership structure. If our Board of Directors decides to name a Chairman of our Board of Directors in the future, then at that time it will evaluate whether or not to combine the positions of Chairman of our Board of Directors and CEO.

Our Board of Directors has a significant role in the risk oversight of the Company. Our Board of Directors considers effective risk management a fundamental part of good management practice and is committed to maintaining sound risk management systems. As mentioned above, our Board of Directors has a risk policy committee that is directly responsible for assisting the Board of Directors in discharging its responsibilities relating to enterprise risk management and monitoring the development and implementation of enterprise risk management strategies throughout the organization. Among other things, the risk policy committee is responsible for assisting the Board of Directors in fulfilling its oversight of the strategies, policies, procedures and systems established by the Company’s management relating to the management of interest rate risk, market risk, liquidity risk, operational risk, compliance and legal risk and credit risk as well as overseeing hedging and derivatives activities. The risk policy committee also regularly participates in the review and approval of the Company’s allowance for loan losses. In order to carry out its responsibilities, the risk policy committee meets with management to assess the major risks of the Company. After its meetings, the risk policy committee reports to our Board of Directors in full.

As mentioned above, the audit committee represents and assists our Board of Directors with the oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications and independence of our independent registered public accounting firm, the performance of our internal audit function, and the preparation of an audit committee report as required by the SEC to be included in our annual proxy statement. The audit committee reviews reports from management, independent auditors, internal auditors, compliance personnel, legal counsel, regulators and other outside consultants, as considered appropriate, that include risks that the Company faces and the Company’s risk management function. In connection with the oversight of internal controls over financial reporting, management keeps the audit committee informed of any significant deficiencies and material weaknesses, which are also reported to the full Board of Directors. The audit committee also meets with management periodically to discuss risk related matters. After its meetings the audit committee reports to our Board of Directors in full.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee is or was during 2012 an officer or employee of Doral Financial, was formerly an officer of Doral Financial or had any relationship requiring disclosure by us under the SEC rules requiring disclosure of certain relationships and related party transactions. Since January 1, 2012, none of the executive officers of Doral Financial has served as a director or compensation committee member of another entity, one of whose executive officers served as a compensation committee member of Doral Financial, and none of the executive officers of Doral Financial has served as a compensation committee member of another entity, one of whose executive officers served as a director of Doral Financial.

Indemnification of Directors

We have obtained directors’ and officers’ liability insurance for our directors and officers. Our Certificate of Incorporation contains a provision that exempts directors from personal liability for monetary damages to us or our shareholders for violations of the duty of care, to the fullest extent permitted by the Puerto Rico General Corporations Law. We have also agreed to indemnify directors and officers for certain liabilities to the fullest extent permitted by Puerto Rico law.

Report of the Audit Committee

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing of Doral Financial under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent Doral Financial specifically incorporates this Report of the Audit Committee by reference therein.

The audit committee of our Board of Directors operates under a written charter. The complete text of the charter, as amended and restated, which reflects the standards set forth in SEC regulations and the NYSE listed company manual, is available through the Corporate Governance page of our website at www.doralfinancial.com and will be provided to shareholders free of charge upon written request.

The role of the audit committee is to assist our Board of Directors in its oversight of the Company’s financial reporting process. As set forth in the charter, the Company’s management is responsible for the preparation, presentation and integrity of the financial statements of the Company, and for the Company’s accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm is responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America.

Management is responsible for the financial reporting process, the system of internal controls, including internal control over financial reporting, and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, is responsible for the integrated audit of the Company’s consolidated financial statements and internal control over financial reporting. The audit committee’s responsibility is to monitor and oversee these processes and procedures. The audit committee also reviews with management and PricewaterhouseCoopers LLP management’s assessment of the Company’s internal control over financial reporting and provides oversight to management during the process. In addition, the audit committee provides oversight and reviews with management the Company’s completed, current and planned initiatives to remediate material weaknesses in the Company’s internal control over financial reporting. In performing its functions, the audit committee meets in periodic executive sessions with management, the internal auditors and the independent registered public accounting firm.

In the performance of its oversight function, the audit committee has reviewed and discussed the audited financial statements with management and the independent registered public accounting firm. The audit committee has also discussed with the independent registered public accounting firm the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. Finally, the audit committee has discussed with the independent registered public accounting firm matters related to such firm’s independence, has received the written disclosures and the letter from such firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, has discussed with the independent registered accounting firm such firm’s independence, and has considered whether any other non-audit services provided by the independent registered public accounting firm are compatible with maintaining such firm’s independence.

Each member of the audit committee meets the independence criteria prescribed by applicable regulation and the rules of the SEC for audit committee membership and is an “independent director” within the meaning of applicable NYSE listing standards. The members of the audit committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including with respect to auditor independence. Members of the audit committee rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accounting firm.

Accordingly, the audit committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the audit committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with accounting principles generally accepted in the United States or that the Company’s independent registered public accounting firm is in fact “independent.”

Based upon the review and discussions described in this Report, and subject to the limitations on the role and responsibilities of the audit committee referred to above and in the charter, the audit committee recommended to our Board of Directors that the audited financial statements of the Company be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 that was filed with the SEC.

Members of the Audit Committee

Dennis Buchert (Chairman)
James Gilleran
Gerard Smith

Dated: March 6, 2013

Certain Relationships and Transactions with Related Persons

In connection with the recapitalization transaction we undertook in 2007 through which we raised $610 million of new equity capital, we entered into an advisory services agreement with Bear Stearns Merchant Manager III (Cayman), L.P., which was at that time an affiliate of Bear Stearns Merchant Banking. Irving Place Capital (the “Advisor”) is the successor to Bear Stearns Merchant Banking. Mr. David King, a member of our Board of Directors, was a special limited partner of the Advisor. Pursuant to the agreement, the Advisor provided certain financial and administrative services to us in exchange for an annual fee and the reimbursement of out-of-pocket expenses. The agreement had a term of five years. The annual fee (payable in advance on August 31 of each year, except for the fee in respect of the first twelve-month period which was payable at the closing of the recapitalization) for the first twelve-month period from July 1, 2007 to June 30, 2008 was $1.5 million, and increased by $500,000 during each twelve-month period thereafter. Notwithstanding the foregoing, the fee for the last three twelve-month periods is capped at an amount equal to three percent of the Company’s consolidated pre-tax income for the preceding twelve-month period. The agreement could have been terminated by the Company at any time upon 60 days’ prior notice. In the event of early termination, the Company would have been required to pay the Advisor all fees that would otherwise be payable under the agreement through the earlier of (x) the fifth anniversary of the date of the agreement and (y) the second anniversary of termination. The agreement expired by its terms on July 20, 2012 and we owe no further payments to the Advisor under the agreement.

Doral Bank has had, and expects to have in the future, banking transactions in the ordinary course of business with directors and executive officers of Doral Financial as well as their affiliated entities. All extensions of credit to any of these persons and their related entities by Doral Bank have been made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to Doral Bank. Management believes that such extensions of credit do not involve more than the normal risk of collectability or present other unfavorable features.

Pursuant and subject to our bylaws, we are reimbursing the reasonable legal expenses of our former officers with respect to the lawsuits and other legal proceedings initiated in connection with the completion in 2006 of the restatement of our financial statements for the years 2000 through 2004, in advance of their final disposition.

We have not adopted a written policy with respect to the review, approval or ratification of related person transactions. In practice, our policies and procedures to monitor and disclose related person transactions have included:

•	The requirement of prior approval of loans to directors, officers, and immediate family members thereof in accordance with the requirements of Regulation O of the Federal Reserve Board and the approval of certain transactions between our bank subsidiaries and their non-bank affiliates in accordance with the requirements of Regulation W of the Federal Reserve Board,
•	The adoption of a Code of Business Conduct and Ethics, which governs potential conflicts of interest, and
•	The use of annual questionnaires requiring directors and executive officers to report related person transactions to us.

If an executive officer or director is involved in a transaction with the Company that would be covered under our related party transaction policies and procedures, prior to the completion of any such transaction, both the Company and the individual would need to disclose to our corporate governance and nominating committee the proposed transaction, all terms of the proposed transaction and the interests of the affected individual in the proposed transaction. Those members of the corporate governance and nominating committee who have no interest in the proposed transaction would review the transaction for fairness, including without limitation applying our Code of Business Conduct and Ethics to such proposed transaction, and after such review determine whether to approve the Company entering into such transaction.

We recognize that transactions with related persons present a heightened risk of actual or perceived conflicts of interest or improper valuation. However, in certain instances, such transactions may be in, or may not be inconsistent with, the best interests of Doral Financial and our shareholders.

Executive Officers

The following table sets forth the name, age and principal position of each of our current executive officers. There are no arrangements or understandings with us pursuant to which any of these executive officers was selected as an officer, except for their respective employment agreements with us. None of the executive officers shown below is related to any other director or executive officer of Doral Financial by blood, marriage or adoption.

Name	Age	Position
Glen R. Wakeman	53	President, Chief Executive Officer and Director of Doral Financial Corporation and Doral Bank
Robert E. Wahlman	57	Executive Vice President, Chief Financial and Investment Officer, Director of Doral Bank
Enrique R. Ubarri	41	Executive Vice President and General Counsel, Director of Doral Bank
Jesus Mendez	56	Executive Vice President — Puerto Rico Operations
Christopher Poulton	41	Executive Vice President — U.S. Operations
Penko Ivanov	44	Chief Financial Officer — U.S. Operations

See table under “Nominees for Directors” for the business experience of Glen R. Wakeman.

Robert E. Wahlman was appointed Executive Vice President and Chief Financial and Investment Officer in March 2009. He was also appointed as the Company’s Chief Accounting Officer in March 2012 and served in such position until September 2012. Previously he served from June 2007 to February 2009 as U.S. Bank Group, Chief Financial Officer of Merrill Lynch & Co. Mr. Wahlman also served as Chief Financial Officer of Merrill Lynch Bank USA from June 2005 to June 2007 and prior to that appointment, he served as Chief Financial Officer of Merrill Lynch Bank and Trust from June 2003 to June 2005. From January 2001 to June 2003, Mr. Wahlman worked as Controller of U.S. Bank Group for Merrill Lynch and Co. Before Merrill Lynch & Co., Mr. Wahlman was with CIGNA Corporation, a global health service company, as Controller and Chief Accounting Officer of CIGNA’s four life insurance subsidiaries from September 1998 to January 2001. Mr. Wahlman holds a Bachelor of Arts (BA) in Economics and History and a Master of Business Administration (MBA) with a concentration in Finance from the University of Arkansas. He is a Certified Public Accountant.

As reported by the Company in a Current Report on Form 8-K filed with the SEC on March 13, 2013, Mr. Wahlman has notified the Company that he will resign from his positions with the Company to pursue other interests. The resignation will be effective on May 17, 2013, and he will be retained as an employee to facilitate and assist in the transition to the new Chief Financial Officer and otherwise support management beginning on May 18, 2013 and ending on June 25, 2013. After June 25, 2013, Mr. Wahlman and the Company may enter into an advisory services agreement to further assist the Company in the transition to the new Chief Financial Officer and otherwise support management

The Chief Executive Officer and the Board of Directors of the Company have engaged a search firm to identify suitable Chief Financial and Investment Officer candidates and expect to conclude the search process in the near future. In the interim, Doral Financial will appoint Mr. Penko Ivanov as its interim Chief Financial Officer. Mr. Ivanov, who is 44 years of age, initially joined Doral Bank in January 2011 to lead the finance organization for the U.S. Operations. The appointment of Mr. Ivanov as interim Chief Financial Officer will be effective on May 17, 2013.

Enrique R. Ubarri, Esq. was appointed Executive Vice President and General Counsel in October 2006. Previously he was employed as Vice President and General Counsel of Triple-S Management Corporation, an insurance holding company, from September 2005 to September 2006; and Senior Vice President, General Counsel and Director of Compliance of Santander BanCorp from October 2000 to September 2005.

Mr. Ubarri received a Bachelor of Arts (BA) from Boston University with a concentration in Political Science; a Juris Doctor (JD) from the Interamerican University of Puerto Rico; a Master of Laws (LLM) from the Georgetown University Law Center with a concentration in Securities and Financial Regulation; a Master of Laws from the Boston University School of Law, Morin Center for Banking and Financial Law with a concentration in American Banking; and a Master of Business Administration (MBA) from the Wallace E. Carroll School of Management at Boston College with a concentration in Management of Financial Institutions.

Jesus Méndez was appointed Executive Vice President — Puerto Rico Operations in February 2013. Prior to joining the Company, from January 2011 to December 2012, Mr. Méndez served as Secretary of the Treasury for the Commonwealth of Puerto Rico; from January 2009 to January 2011, Mr. Méndez served as the Executive Director of the Public Buildings Authority for the Commonwealth of Puerto Rico and as Executive Vice President of the Government Development Bank of Puerto Rico. Before entering public service, from April 2005 to December 2008, Mr. Méndez was the President and Chief Executive Officer of Tresamici Group, the largest privately owned assisted living company in Puerto Rico. From 1996 to 2005, Mr. Méndez served in several positions at the Santander Group in Puerto Rico, including Chief Operating Officer and Managing Director of Santander Securities (August 1996 to December 2003), First Senior Vice President and Trust Officer at Banco Santander Puerto Rico (January 2004 to April 2005), and President and Chief Executive Officer at Santander Asset Management (January 2004 to April 2005). He received a BA in Business Administration from the University of Puerto Rico. Mr. Méndez is a Certified Public Accountant.

Christopher C. Poulton was appointed Executive Vice President — U.S. Operations in March 2009. He served as Executive Vice President and Chief Business Development Officer from June 1, 2007 to March 2009. Previously he was employed in various positions at GE Money (formerly known as GE Consumer Finance) from 1993 to May 2007 including Vice President — Business Development. Mr. Poulton holds a Bachelor of Business Administration (BBA) in Finance and Marketing from the Southern Methodist University and a Master of Business Administration (MBA) from the University of Chicago Booth School of Business.

Penko Ivanov was appointed Senior Vice President — Chief Financial Officer — U.S. Operations of Doral Bank in January 2011. He holds an MBA and Bachelor’s Degree in Accounting from the University of South Florida. Mr. Ivanov started his career with Ernst & Young in Germany in 1992, and later worked for PepsiCo in the United States from 1996 to 1999 in various finance/accounting roles. After leaving PepsiCo, he joined GE Capital in 1999 as a Senior Accountant, and from 1999 to 2007 held roles with GE Capital in their Financial Planning & Analysis Group and was also the Global Controller of their Equipment Finance Services Division. After leaving GE Capital in 2007, Mr. Ivanov was Senior Vice President and Controller of FirstLight Financial Corporation (a start-up commercial finance company) from May 2007 to October 2008, Senior Vice President of Finance of Tygris Commercial Finance Group (a start-up commercial finance company) from October 2008 to June 2010 and Manager of Financial Planning and Analysis of Bridgewater Associates (an investment advisor/hedge fund operator) from June 2010 to January 2011.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. In addition, officers, directors and greater than 10% beneficial owners are required by SEC regulation to furnish to us copies of all Section 16(a) forms they file.

We are required to identify any director, executive officer or greater than 10% beneficial owner who failed to timely file any such report. To our knowledge, based solely on a review of the copies of such reports furnished to us and other information and written representations furnished to us by such individuals, we believe that during and with respect to 2012 such persons timely filed all required reports.

Executive Compensation

Compensation Discussion and Analysis

Overview

The following discussion provides an overview and analysis of the compensation committee’s philosophy and objectives in designing Doral’s compensation programs as well as the compensation determinations relating to our named executive officers (“NEOs”). For 2012, our NEOs were:

Name	Title
Glen R. Wakeman	President & Chief Executive Officer
Robert E. Wahlman	Executive Vice President, Chief Financial and Investment Officer
Christopher C. Poulton	Executive Vice President — U.S. Operations
Enrique R. Ubarri	Executive Vice President — General Counsel and Secretary
Penko K. Ivanov	Chief Financial Officer — U.S. Operations

This discussion should be read together with the compensation tables for our NEOs, which can be found following this discussion.

Executive Summary

Financial and Strategic Highlights

In 2012, we achieved a number of key strategic milestones as part of our overall plan for enhancing our stability and profitability. Significant achievements included:

•	increasing our Tier 1 capital through the restructuring of deferred tax assets;
•	revaluing over $1 billion in assets based on additional guidance from our regulators;
•	improving our earnings by $8 million year-over-year;
•	achieving significantly higher levels of earnings and liquidity in our U.S. operations for the purpose of diversifying our earnings and liquidity sources beyond Puerto Rico;
•	establishing a special unit, Doral Recovery, to isolate and better manage criticized assets; and
•	recruitment of key senior executives to fill critical positions focused on management of our business units and regulatory deficiencies.

Key Compensation Outcomes

Compensation outcomes for 2012 reflected the Company’s progress on key steps in our strategic effort to enhance our stability and profitability as well as the critical importance of retaining our senior leaders in the midst of our ongoing recovery. The compensation committee believes that the decisions undertaken with regard to 2012 compensation reflect our compensation principles, support shareholder value creation over the long-term, and are aligned with the Company’s long-term safety and soundness.

•	Salaries: Salaries were increased over 2011 levels for each of our NEOs except Mr. Ivanov, who was hired in 2011. This was the first salary increase for each of our NEOs since entering into their respective employment agreements, which occurred in 2006 for Mr. Wakeman and Mr. Ubarri, 2007 for Mr. Poulton, and 2009 for Mr. Wahlman.
•	Annual Incentive Awards for 2012: Each of our NEOs received cash bonuses for 2012 performance, and each of the NEOs except Mr. Ivanov also received an award of restricted stock in recognition of 2012 performance. Cash awards ranged from 40-100% of base salary, which represented payouts below target level for each NEO except Mr. Poulton and Mr. Ivanov. The compensation committee determined that these awards were warranted based on significant year-over-year improvements of operating income; significant increase in Tier 1 capital due to the restructuring of deferred tax assets; and the results of the recruitment of key executive talent and realignment of the Company’s resources to address regulatory deficiencies and focus on the management of our business units. Each of the NEOs’ contributions was instrumental to the achievement of these results. In determining the 2012 bonuses, the compensation committee considered qualitative factors it believed relevant to the Company performance, including the results of the regulatory reviews.
•	Annual Equity Incentive Awards for 2012: In addition to the bonus awards paid in 2013 for 2012 performance as described above, each of our NEOs was granted an award of restricted stock in 2013 for 2012 performance. Our practice is to provide a portion of the annual incentive award in cash and the balance in restricted stock. The purpose of the restricted stock is to more closely align economic interests of the executives with shareholders and to deliver incentive compensation that reflects the longer term performance of the Company. In keeping with this practice, the annual bonus award for 2011 results also included a portion of the bonus awarded as restricted stock. These awards were made in 2012 and are reported in the Stock Awards column of the Summary Compensation Table pursuant to the SEC’s proxy disclosure rules.
•	Tax Gross-Ups: In response to concerns expressed in our 2012 say-on-pay vote, the compensation committee eliminated tax gross-ups for executives upon the vesting of restricted stock, beginning with the awards granted in 2013 for 2012 performance results.
•	Long-Term Incentive Awards: The compensation committee elected not to grant any long-term incentive awards in recognition of the fact that each of our NEOs, except Mr. Ivanov, received a retention award in 2010, which was intended to cover the three-year period ending in 2013.

Compensation Philosophy and Objectives

The compensation committee recognizes that the Company’s compensation program is essential to recruit, motivate and retain management and staff in light of regulatory and profitability challenges facing the financial services industry, the Company’s ongoing financial turnaround, the extraordinary workload required of our employees to continue our progression toward greater stability and the substantial career risk in joining and staying with us. The compensation committee has further determined that retention of certain key executives is critical to the Company’s success and delivering long-term shareholder value. In support of those objectives, our compensation program for our executive officers seeks to:

•	support an environment that rewards performance with respect to our goals, as set forth in our business plan;
•	integrate our incentive compensation program with our short and long-term strategic plans;
•	attract and retain key executives critical to our long-term success; and
•	align the interests of executives with the long-term interests of shareholders through equity-based awards that can result in ownership of stock.

In establishing our executive compensation programs, the compensation committee takes into account developments in compensation best practices, changes in law relating to compensation policy, the scope of each executive’s responsibilities, our overall performance, each executive’s overall performance, the cash, equity and total compensation paid by competitors to employees in comparable positions, career risk in joining us and staying with us, geographic considerations, ability to retain key executives, Company performance, the extremely challenging economic environment in the markets in which the Company operates and the executive officer’s income potential resulting from common stock acquired and shares of restricted stock granted. The compensation committee also takes into consideration that our executives operate in an environment of intense regulatory scrutiny and exceedingly difficult economic conditions, particularly in Puerto Rico.

Because most of our current named executive officers joined the Company at a time when the Company was in severe financial distress, the Board of Directors at that time induced these executives to join our Company by entering into long-term employment agreements with evergreen terms. The financial condition of the Company in 2006 was much worse than expected and the Company was forced to recapitalize itself in 2007 through the issuance of $610 million of new equity securities representing more than ninety (90%)

percent of the equity interest in the Company. This transaction is sometimes referred to by us as the “recapitalization.” The recapitalization had the effect of virtually eliminating all the equity interests in the Company promised to these named executive officers at their time of hire. Within a year of the Company’s recapitalization the housing and financial crisis of 2008/2009 severely affected regional home loans and commercial finance banks such as Doral. The financial crisis has been particularly acute in Puerto Rico. This was one factor in the compensation committee’s decision to create a long-term retention program for our executive officers in June 2010 and to also provide a greater equity component to each of our NEOs as part of their overall compensation. We have continued to employ this policy by requiring NEOs to remain employed with the Company for a 12-month period in order for equity component of 2012 bonus award to vest.

The compensation committee strives to achieve balance in short- and long-term incentive compensation with the objective of delivering a significant portion of its incentive compensation to executives that reflects the longer term performance of the Company. However, due to the Company’s recent stock price and the limited number of authorized shares available to grant, the committee was unable to balance cash and equity compensation in 2012 to the extent it desired. The committee will continue to consider alternative methods of balancing short- and long-term compensation in 2013 and future years.

Say-on-Pay

In addition to the factors discussed above, the compensation committee also considers the result of the say-on-pay vote of the Company’s shareholders when considering future executive compensation arrangements and the Company’s executive compensation principles, policies and procedures. In 2012, 54% of the shareholders approved, on an advisory basis, the compensation of our named executive officers as disclosed in last year’s proxy statement, while 46% of shareholders voted against approving the compensation on an advisory basis or abstained from voting. The compensation committee recognizes that this vote reflects nearly even support and ambivalence on the part of the Company’s shareholders regarding the compensation of the Company’s named executive officers as well as the Company’s executive compensation principles, policies and procedures.

In response to the shareholders’ advisory say-on-pay vote in 2012 the compensation committee studied and evaluated the impact of implementing clawback provisions and mandatory deferrals in the incentive compensation arrangements. The compensation committee determined that such provisions would provide more balance of risk and protection to the Company. To assure that these modifications would be implemented correctly based on the current regulatory environment and market best practices, the compensation committee engaged McLagan in January 2013 to provide direction and guidance in this area. The compensation committee will adopt a compensation policy in 2013 to put such practices in place. In addition, the compensation committee eliminated tax gross-ups for executives upon the vesting of restricted stock, beginning with the awards granted in 2013 for 2012 performance results.

In addition, the compensation committee has determined in 2013 to thoroughly reconsider all components of our compensation plan design relative to market and regulatory best practices as well as the creation of long-term shareholder value. The compensation committee engaged McLagan in 2013 to assist with a thorough review of our compensation programs, policies, practices and procedures and to conduct a market assessment of total executive compensation. The committee expects to make modifications to its plans depending on the outcome of this extensive review.

Establishing Compensation

Our Board of Directors has delegated authority to its compensation committee with respect to the Company’s overall compensation policy, including the authority to establish the annual salary and incentive compensation targets for the President and Chief Executive Officer (the “CEO”) as well as the Chief Financial Officer, approval of the compensation structure for Mr. Poulton and Mr. Ubarri, and review of the Chief Executive Officer’s recommendations with respect to compensation of other executive officers, including Mr. Ivanov.

Twice each year the CEO evaluates the performance of our other NEOs taking into consideration qualitative factors including the financial and operating results of the Company and business units, regulatory compliance and progress toward strategic initiatives. Annually, the CEO uses the results of these evaluations to determine the compensation packages to be recommended for approval by the compensation committee, to the extent not covered by existing employment agreements. The compensation committee meets annually to evaluate the performance of the executive officers, and to approve executive compensation packages and share-based incentive compensation. Compensation matters regarding the CEO are dealt with by the compensation committee in executive session without having the CEO participate or attend. The CEO may request a session with the compensation committee at an interim date to review the compensation package of an executive officer in the event of unforeseen organizational or responsibility changes, including new hires that occur during the year.

In determining compensation components and levels, the compensation committee considers corporate and individual performance, the need to retain and motivate talented organizational leaders, the terms of the employment agreements of our executive officers, if applicable, and the results of the shareholders’ say-on-pay vote, among other factors.

In 2012 we did not engage an outside consultant to assist in compensation benchmarking or provide comparative data regarding the positioning of our NEOs’ compensation programs relative to the external market. The Board and the compensation committee discussed the need to obtain such assistance during 2012, particularly in light of shareholder input, and determined the areas requiring assistance and outside expertise to include (i) an assessment of senior compensation policies, practices and structures, and (ii) addressing all compensation components, recommended actions and implementation processes. In January 2013 we engaged McLagan, a compensation consultant affiliated with Aon Hewitt, to advise management and the compensation committee on these matters as well as compensation trends in the banking marketplace, competitive positioning of our compensation program and any changes to our compensation program and practices that should be considered in response to our say-on-pay votes in 2012 and 2013.

Compensation Components

Our executive officer compensation includes both short-term and long-term components. Short-term compensation consists of an executive officer’s annual base salary and eligibility for annual bonuses contingent upon the achievement of company and individual qualitative factors. Long-term compensation includes grants of restricted stock or other share-based incentives established by the compensation committee. The components of executive compensation are explained in more detail below.

Base Salary

The compensation committee annually reviews the base salaries of our executive officers and approves adjustments, as appropriate, based on performance and retention considerations as well as recommendations made by the Chief Executive Officer. Prior to 2012, the base salary for Messrs. Wakeman, Poulton and Ubarri had not increased from those established in their employment agreements, which were entered into in 2006 for Messrs. Wakeman and Ubarri, and 2007 for Mr. Poulton. Mr. Wahlman’s base salary had not increased since he entered into his employment agreement in 2009.

As discussed above, no benchmarking of compensation was conducted for the NEOs in 2012. The compensation committee used prior years’ research data and considered the level of salaries paid by competitors, principally publicly-traded financial institutions located in Puerto Rico. These companies consisted of:

Popular, Inc.	Oriental Financial Group, Inc.
First Bancorp

The data from the above companies is obtained from publicly-available data, primarily proxy statements and annual and other reports filed with the SEC. We use this data only as a point of reference on a general subjective basis (without any formal benchmarking) to put into perspective the level of compensation and mix of compensation components which we feel is appropriate for our NEOs.

Effective April 2012, the compensation committee determined it was appropriate to award base salary increases to certain of our NEOs in recognition of the need to retain our leadership team in the midst of our ongoing recovery, the increased workload for executives associated with remaining at an organization in turnaround, and the fact that salaries had not been increased for some of these executives in as many as five years. Base salaries increased to $1.25 million for Mr. Wakeman, $500,000 for Messrs. Wahlman and Poulton, and $450,000 for Mr. Ubarri. Mr. Ivanov’s base salary was established in January 2011 at the time of his hiring and was therefore not increased for 2012. The table below provides annualized base salary details for 2011, 2012 and 2013.

Executive Name	2011 Salary	2012 Salary	2013 Salary
Glen R. Wakeman	$1,000,000	$1,250,000	$1,250,000
Robert E. Wahlman	$450,000	$500,000	$500,000
Christopher C. Poulton	$400,000	$500,000	$500,000
Enrique R. Ubarri	$400,000	$450,000	$450,000
Penko K. Ivanov	$325,000	$325,000	$350,000

We understand that our base salaries are generally at the higher end of the competitive range compared to information available from the Puerto Rican financial institutions listed above. We believe this positioning is justified because of the quality and skills of our senior management and the career risk of remaining at the Company at a time when we still face several challenges.

Short-Term Incentive Compensation — Annual Bonuses and Equity Awards

All of our NEOs (as well as other eligible key employees) are eligible to receive annual bonuses. Annual bonuses are designed to align the executive’s performance with our business plan by rewarding the achievement of specific financial and qualitative factors including the progress made on key initiatives. Incentives for 2012 performance were paid in a combination of cash and restricted stock grants, continuing a practice begun with the awards in 2011 for 2010 performance. We believe it is appropriate to pay a portion of our annual incentive in equity in order to further bind executives to the interests of shareholders during our ongoing recovery period. Equity awarded in connection with the annual incentive plan vests one year from the date of grant.

The individual performance of the CEO for 2012 was determined by the compensation committee based on its evaluation of Mr. Wakeman’s leadership of Doral Financial in its turnaround efforts and the repositioning of the Company towards sustainable growth and profitability. The compensation committee determined that Mr. Wakeman would receive a cash bonus of $1,250,000 and 400,000 shares of restricted stock in recognition of his performance in 2012. The bonus was determined based on the significant improvement in 2012 in each of the following three key areas: year-over-year improvements of operating income; significant increase in Tier 1 capital due to the restructuring of deferred tax assets; and the results of the recruitment of key executive talent and realignment of the Company’s resources to address regulatory deficiencies and focus on the management of our business units.

2012 annual bonus payments for Messrs. Wahlman, Poulton and Ubarri were determined and approved by the compensation committee, with input from the Chief Executive Officer. The bonuses for Messrs. Wahlman, Poulton and Ubarri were $200,000; $375,000 and 200,000 shares of restricted stock; and $225,000 and 50,000 shares of restricted stock, respectively. The individual performance of these executives was determined based on the same three key areas used to determine the performance of the Chief Executive Officer, as well as individual business unit or departmental expectations. The compensation committee determined that the significant improvements in 2012 would not have been possible without the individual contributions and performance of Messrs. Wahlman, Poulton and Ubarri.

Once the compensation committee determined and approved the awards, they were then divided into cash bonuses and restricted stock awards. Our practice is to provide a portion of the annual incentive award in cash and the balance in restricted stock. The purpose of the restricted stock is to align the executives with shareholders and to deliver incentive compensation that reflects the longer term performance of the Company. The number of shares granted was determined based on remaining authorized shares available to grant. The portion of the awards paid in cash is reflected in the Bonus column of the Summary Compensation Table on page 33, and the portion of the awards comprised of shares of restricted stock is disclosed in the table below and will be reported in the Grants of Plan-Based Awards Table in next year’s proxy statement pursuant to Item 402(d) of Regulation S-K. Equity granted in 2012, which related to our performance in 2011, is disclosed in the Stock Awards column of the Summary Compensation Table.

Mr. Ivanov’s 2012 bonus payment was recommended by the CEO and approved by the compensation committee on the basis of the annual performance of our U.S. division as a whole as well as the performance of the areas of our U.S. business for which Mr. Ivanov was directly responsible. Specifically, in 2012 our U.S. division exceeded both its pre-tax income and asset quality targets, and Mr. Ivanov met or exceeded his established targets for financial reporting and overall business leadership.

The table below sets forth the target bonus levels established under each executive’s employment agreement (other than Mr. Ivanov, who has no employment agreement), as well as actual cash and equity incentives paid to our NEOs for performance in 2012.

Named Executive Officer	Base Salary	Target Bonus (Percentage of 2012 Base Salary)	Restricted Stock Units(1)	Actual Cash Bonus Paid	Actual Cash Bonus (Percentage of 2012 Base Salary)(2)
Glen Wakeman	$1,250,000	150%	400,000	$1,250,000	100%
Robert Wahlman	500,000	65%	—	200,000	40%
Christopher Poulton	500,000	60%	200,000	375,000	75%
Enrique Ubarri	450,000	60%	50,000	225,000	50%
Penko Ivanov	325,000	50%	—	195,000	60%

(1)	Amount reported is the actual shares of restricted stock granted to each named executive officer in April 2013 and not the dollar value of the restricted stock. 100% of the restricted stock awards will vest 12 calendar months after March 27, 2013 or if there is a change in control of the Company, provided that the named executive officer’s employment has not ended before the vesting date subject to any employment agreement between the named executive officer and the Company.
(2)	Percentage is based on the actual cash bonus percentage received by the named executive officer.

Upon vesting of restricted stock awards the executive officer must pay income taxes associated with the value of the vested stock. In order to satisfy the tax obligation related to the granting of equity awards, individuals normally sell shares sufficient to pay the applicable income taxes. For 2012, the compensation committee determined that it was in the best interest of the Company to encourage the executives to retain their stock to align their interests to the long-term interests of our shareholders and accordingly agreed at the time of the awards to pay the executives an amount to cover the taxes due upon vesting (as well as the taxes due on the tax payment itself). To date, the Company is not aware of any executive who has sold vested shares for which the Company has paid the applicable income taxes. For the restricted stock awards granted in 2013, the compensation committee determined that it would not provide executives an amount to cover the taxes due upon the shares vesting.

Long-Term Compensation

During the 2008 annual meeting our shareholders approved the 2008 Stock Incentive Plan (the “Stock Plan”) which provides the framework to support our long-term executive compensation program. The Stock Plan replaced the existing Omnibus Incentive Plan and authorizes grants of stock options and stock appreciation rights as well as other equity-based awards such as restricted stock and restricted stock units.

Equity awards are designed to directly align a portion of compensation for senior executive officers and other key employees with shareholders’ interests, and the compensation committee intends that they will serve as our principal element of long-term compensation. The compensation committee currently anticipates that a portion of awards under the Stock Plan designed to address long-term compensation goals will include time-based vesting provisions to promote retention of key employees. The compensation committee may also consider granting equity awards with performance-based vesting provisions, which are designed to provide an incentive to achieve specific business objectives. To the extent advisable and consistent with its compensation and retention needs, the compensation committee may grant equity awards with both time-based and performance-based vesting provisions.

Equity awards generally may be granted annually to executives and other key employees. All of our NEOs (as well as other eligible key employees based on salary grade) are eligible for awards under the Stock Plan. The size and type of awards will be determined by the compensation committee based upon, among other factors, shares available for grant under the Stock Plan, the executive officer’s position in Doral Financial, our ability to retain the executive officer, his or her contributions to our objectives and total compensation. Larger equity awards will be made to more senior executives so that a larger portion of their total potential compensation will be variable and will increase upon the creation of shareholder value.

Factors that may be considered in deciding which form the equity awards will take (i.e., stock options, restricted stock or restricted stock units) may include, among others, our stock price at the time the award is granted, the degree to which the awards are intended to provide a retention incentive and the impact on “overhang” (i.e., the dilutive effect on our common stock).

Grants of stock options and restricted stock will not specifically be timed to be made before major announcements or earnings releases. Grants of equity awards as a result of new-hires or promotions generally are made at the next compensation committee meeting following such events. There are generally no differences in the timing of equity grants for our NEOs, compared with other eligible employees.

Stock options and other equity-based awards made under the Stock Plan will provide that in the event of a change of control, as defined in the Stock Plan, all such grants shall be immediately vested.

The compensation committee determined not to make a long-term equity incentive award in 2012 in recognition that our top four executives received a retention award in June 2010 that was intended to cover a three-year period ending in 2013.

Retirement and Fringe Benefits

All of Doral Financial’s employees (and those of its affiliates) in Puerto Rico and on the mainland United States are eligible to participate in the Puerto Rico Retirements and Incentive Savings Plan and the United States Retirement and Incentive Savings Plan (the “Puerto Rico Plan” and the “United States Plan”, respectively and together, the “Retirement and Savings Plans”), respectively, upon compliance with the applicable participation requirements.

Under the Retirement and Savings Plans, our employees who are at least 18 years of age and have completed one year of employment with Doral Financial, including our NEOs, are able to contribute a portion of their annual compensation on a pre-tax basis up to the applicable legal limits for 2012. The Puerto Rico Plan matches 50% of the employee contributions (100% of employee contributions in the case of employees whose yearly basic compensation does not exceed $30,000) up to 3% of basic compensation with a cap of $4,000 (as these terms are defined in the Puerto Rico Plan). Also employees are able to contribute after tax from 1% to 10% of base salary up to the legal limits for 2012 set forth in Section 1081.01(a)(15) of the Puerto Rico Tax Code.. In addition, employees over 50 years old (or that reach age 50 during the tax year) may contribute an additional before-tax contribution per year up to the applicable legal limit for 2012 set forth in Section 1081.01(d) of the Puerto Rico Tax Code (up to $1,500 for the 2012 taxable year). The United States plan matches 50% of the employee contribution up to 5% of included compensation (as these terms are defined in the United States plan) up to a maximum of $250,000. In addition, employees participating in the United States plan that are over 50 years old (or reach age 50 during the tax year) may contribute an additional amount per year up to the legal limit which was $5,500 for 2012. All employee contributions to the Retirement and Savings Plans are fully vested upon contribution. Matching contributions from Doral Financial are 100% vested after five years.

We also provide our active employees, including our NEOs, with health care, life insurance and disability benefits.

Perquisites

We provide our NEOs with limited perquisites and other personal benefits that we believe are reasonable and consistent with our compensation program. Our NEOs are generally provided with a car allowance.

Pursuant to Mr. Wakeman’s employment agreement, he is provided with the use of a company automobile and driver. He is also reimbursed for reasonable expenses associated with one club membership in

Puerto Rico. In addition, we reimbursed Mr. Wakeman for certain expenses associated with his relocation in 2012 from Puerto Rico to Miami, which was requested by the Company as part of the reorganization of our management team.

Mr. Wahlman is reimbursed up to $3,000 per month for the cost of his housing, pursuant to his employment agreement.

Employment Agreements with our NEOs

Each of our NEOs other than Mr. Ivanov is party to an employment agreement. The purpose of these agreements is to attract and retain high caliber executive officers, recognizing that termination and change in control protections are commonly provided at comparable companies with which we compete for executive talent. In addition, the compensation committee believes change in control protections enhance the impartiality and objectivity of the NEOs in the event of a change in control transaction and better ensure that shareholder interests are protected. Finally, these agreements include non-competition provisions that further protect the Company should the NEO elect to pursue other employment opportunities. The termination provisions of the agreements are described further in the discussion entitled Potential Payments upon Termination or Change in Control. Other provisions of the agreements are described further below.

Mr. Wakeman

We entered into an employment agreement with our Chief Executive Officer in May 2006, which was subsequently amended in December 2012. Mr. Wakeman’s employment agreement and compensation package were negotiated on an arms-length basis by the compensation committee. The compensation committee was assisted by Frederic W. Cook & Co., Inc., a leading executive compensation consulting firm. Mr. Wakeman’s employment agreement had an initial term of four years, with automatic one-year extensions (unless either party provides a notice of termination at least 180 days prior to the then-current expiration date). With the assistance of our outside consultants, we developed a total compensation package for Mr. Wakeman designed to provide a level of compensation that accurately reflected Mr. Wakeman’s competence and experience and his ability to have an immediate impact in his role as Chief Executive Officer, in light of our business and strategic goals. In developing Mr. Wakeman’s compensation package, we took into consideration Mr. Wakeman’s strong leadership background and record of building multi-product, consumer financial services businesses, as well as Mr. Wakeman’s significant international experience. We also took into consideration the compensation levels of similarly situated executives and the risks inherent to leaving an established career at one of the world’s best-known employers.

The principal terms of Mr. Wakeman’s compensation package per his employment agreement include:

•	a minimum annual base salary of $1.0 million;
•	target bonus opportunity of 150% of base salary and maximum bonus opportunity of 200% of target opportunity for each year of employment;
•	the use of a Company-provided car and driver; and
•	reimbursement of reasonable expenses associated with one club membership in Puerto Rico.

Mr. Wahlman

We entered into an employment agreement with our Chief Financial Officer in March 2009, which was subsequently amended in March 2010, August 2011 and December 2012. The agreement had an initial term of two years, with automatic one-year extensions (unless either party provides a notice of termination at least 60 days prior to the then-current expiration date). The principal terms of Mr. Wahlman’s compensation package per his employment agreement include:

•	a minimum annual base salary of $450,000;
•	target bonus opportunity of 65% of base salary; and
•	reimbursement of the cost of housing, up to $3,000 per month.

Mr. Poulton

We entered into an employment agreement with our Executive Vice President — U.S. Operations in June 2007, which was subsequently amended in December 2012. The agreement had an initial term of two years, with automatic one-year extensions (unless either party provides a notice of termination at least 180 days prior to the then-current expiration date). The principal terms of Mr. Poulton’s compensation package per his employment agreement include:

•	a minimum annual base salary of $400,000; and
•	target bonus opportunity of 60% of base salary and maximum bonus opportunity of 200% of target opportunity.

Mr. Ubarri

We entered into an employment agreement with our Executive Vice President — General Counsel in October 2006, which was subsequently amended in December 2012. The agreement had an initial term of two years, with automatic one-year extensions (unless either party provides a notice of termination at least 180 days prior to the then-current expiration date). The principal terms of Mr. Ubarri’s compensation package per his employment agreement include:

•	a minimum annual base salary of $400,000; and
•	target bonus opportunity of 60% of base salary and maximum bonus opportunity of 200% of target opportunity.

Stock Ownership Guidelines

While we have not adopted stock ownership guidelines for our directors and senior executive officers, we recognize that such guidelines may be an important tool to better align the interests of directors and executive officers with those of our shareholders. As such, we will continue to evaluate from time to time whether the adoption of stock ownership guidelines is appropriate and whether they should be adopted.

Clawbacks and Hedging

The compensation committee has determined that a clawback policy would provide greater balance of risk and protection to the Company. In addition, the compensation committee intends to adopt an anti-hedging policy to promote further alignment of executives and directors with shareholders, which anti-hedging policy would supplement the existing anti-hedging limitations already included in the Company’s Insider Trading Policy. Among other things, the Company’s Insider Trading Policy, which was revised in September 2012, prohibits executives and directors of the Company from engaging in hedging transactions involving Company securities. To assure that these modifications are implemented correctly based on the current regulatory environment and market best practices, the compensation committee engaged McLagan in January 2013 to provide direction and guidance on these matters. The compensation committee will adopt compensation policies in 2013 to put such practices into place. The compensation committee continues to evaluate regulatory requirements and steps necessary to balance risk in its compensation arrangements.

Tax Consideration of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), provides that compensation paid to a corporation’s chief executive officer or its three other most highly compensated executive officers may not be deducted for federal income tax purposes unless, in general, such compensation is performance based, is established by an independent committee of directors, is objective and the plan or agreement providing for such performance based compensation has been approved in advance by shareholders. Because, as a Puerto Rico corporation, we are not required to pay federal income taxes except on any income related to the conduct of a trade or business in the United States, Section 162(m) should not limit the tax deductions available to us for executive compensation in the near future.

For Puerto Rico income tax purposes, compensation paid to our executive officers may be deducted so long as it is considered an ordinary and necessary expense. It is the compensation committee’s intention that all compensation paid to our executive officers be fully deductible by us for Puerto Rico income tax purposes. While unlikely, in certain instances the compensation committee may approve compensation that will not be deductible for Puerto Rico income tax purposes to ensure competitive levels of compensation for our executive officers.

Compensation policies and practices relative to risk management

In 2012, in connection with the annual regulatory review, the Company conducted an assessment of the Board’s and management’s needs relative to overall compensation and the management structure of the Bank. As a result of the findings of the 2012 assessment, the compensation committee engaged McLagan in January 2013 to assist with a review of its policies and practices, and the implementation of any modifications or new programs. This is an area where the compensation committee and the Company continue to work on an ongoing basis to increase regulatory compliance and risk management relative to compensation programs.

Compensation Committee Report

The following Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing of Doral Financial under the Securities Act or the Exchange Act, except to the extent Doral Financial specifically incorporates this Compensation Committee Report by reference therein.

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with Doral Financial’s management and, based on such review and discussions, the compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee of the Board of Directors

Dennis Buchert (Chairman)
Douglas Jacobs
Gerard Smith

Dated: April 11, 2013

Summary Compensation Table

The following table sets forth the compensation paid to or earned by each of our NEOs for the years ended December 31, 2012, 2011, and 2010.

Name and Principal Position	Year	Salary ($)(l)		Bonus ($)(2)(3)	Stock Awards ($)(4)	All Other Compensation ($)(7)	Total ($)
Glen R. Wakeman President & Chief Executive Officer	2012	$1,182,694		$1,250,600	$915,000	$1,276,369	$4,624,663
	2011	1,000,000		1,000,600	1,009,091	495,174	3,504,865
	2010	1,038,463		1,500,600	2,740,000	117,035	5,396,098
Robert E. Wahlman EVP, Chief Investment & Financial Officer	2012	486,539		200,600	366,000	356,789	1,409,928
	2011	450,000		200,600	98,891	293,382	1,042,873
	2010	467,308		950,600	2,055,000	58,692	3,531,600
Christopher C. Poulton EVP, U.S. Operations	2012	475,000		375,000	366,000	284,964	1,500,964
	2011	400,000		300,000	107,973	186,041	994,014
	2010	400,000		713,000	1,027,500	0	2,140,500
Enrique R. Ubarri EVP, General Counsel & Secretary of the Board	2012	463,078	(5)	225,600	183,000	173,851	1,045,529
	2011	422,563	(6)	160,600	80,728	140,191	804,082
	2010	415,387		660,600	1,027,500	18,692	2,122,179
Penko K. Ivanov Chief Financial Officer, U.S. Operations	2012	325,000		195,000	91,500	0	611,500

(1)	Salaries for 2010 reflect the amounts of 27 biweekly payments that occurred during 2010 to employees of Doral Financial.
(2)	Bonuses paid to Messrs. Wakeman, Wahlman, and Ubarri, who are based in Puerto Rico, include a statutory Christmas Bonus of $600 each year.
(3)	Includes the annual performance bonus for 2012, 2011, and 2010. Amounts were earned by NEOs in the year noted but paid in the following year. For 2010, includes the amount of each executive’s cash retention bonus, which is subject to a three-year vesting period.
(4)	The amounts presented above represent the aggregate grant date fair value of restricted stock awards granted to each executive, computed in accordance with FASB ASC Topic 718. For assumptions used in determining these values, see Note 36 to the consolidated financial statements contained in the Company's Form 10-K for the year ended December 31, 2012.
(5)	Includes $26,538 paid in lieu of unused vacation.
(6)	Includes $22,563 paid in lieu of unused vacation.
(7)	The amount set forth in the table below represent additional compensation paid in 2012 by Doral Financial to our named executive officers, which consisted of the following:

	Car Allowance or Transportation ($)	Rent ($)	Club Membership ($)	Employer Contributions to the Retirement and Savings Plan ($)	Tax Reimbursements on Vested Shares ($)	Relocation Expenses ($)
Mr. Wakeman	175,104	—	5,100	—	1,069,581	26,584
Mr. Wahlman	18,000	36,000	—	4,000	298,789	—
Mr. Poulton	13,500	—	—	—	271,464	—
Mr. Ubarri	18,000	—	—	—	155,851	—
Mr. Ivanov	—	—	—	—	—	—

Grants of Plan-Based Awards Table

The following table sets forth certain information for plan-based awards granted to each of our named executive officers for the year ended December 31, 2012. Restricted stock was awarded to our named executive officers in 2012 as part of the short-term incentive bonuses payable to them for service in 2011. These awards were granted as part of the short-term incentive bonuses as a result of the compensation committee’s determination to increase the use of equity in executive officer compensation. The compensation committee also required that the restricted stock awards vest after 12 months of additional service. The amount of restricted stock awarded was based upon the compensation committee’s evaluation of each executive’s performance in 2011 as well as a separate evaluation of the Chief Executive Officer’s leadership of the management team. The qualitative factors utilized by the compensation committee in determining incentive awards for 2011 performance were enhancing controls and procedures, reduction of non-performing assets, and enhancing business unit net income and capitalization.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	Grant Date Fair Value of Stock and Options Awards ($)(2)
Glen R. Wakeman	April 30, 2012	500,000	915,000
Robert E. Wahlman	April 30, 2012	200,000	366,000
Christopher C. Poulton	April 30, 2012	200,000	366,000
Enrique R. Ubarri	April 30, 2012	100,000	183,000
Penko K. Ivanov	April 30, 2012	50,000	91,500

(1)	This column lists the number of restricted shares granted to each of our NEOs. Awards vest 100% one year from the date of grant.
(2)	This column lists the grant date fair value of restricted shares granted to the named executive officers, which was computed in accordance with FASB ASC Topic 718 using $1.83, the closing share price of Doral’s common shares on the grant date.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth the unvested stock awards granted pursuant to equity awards as of the end of fiscal year 2012 for each of the named executive officers.

Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Glen R. Wakeman	500,000(2)		360,000
	333,333(3)		240,000
Robert E. Wahlman	200,000	(2)	144,000
	250,000	(3)	180,000
Christopher C. Poulton	200,000	(2)	144,000
	125,000	(3)	90,000
Enrique R. Ubarri	100,000	(2)	72,000
	125,000	(3)	90,000
Penko K. Ivanov	50,000	(2)	36,000

(1)	The value of the restricted stock shown in the table was calculated using the closing price of our common stock on December 31, 2012, which was $0.72.
(2)	Award of restricted stock, which will vest 100% on April 16, 2013.
(3)	Award of restricted stock, which will vest 100% on June 25, 2013.

Option Exercises and Stock Vested Table

The following table sets forth the number and value of stock awards that vested in fiscal year 2012 for each of the named executive officers.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Glen R. Wakeman	1,242,424	2,035,152
Robert E. Wahlman	339,091	495,018
Christopher C. Poulton	222,273	339,255
Enrique R. Ubarri	197,728	296,547
Penko K. Ivanov	—	—

(1)	Calculated based on the number of shares acquired on vesting using the closing price of our common shares on the date of vesting.

Potential Payments upon Termination or Change in Control

Messrs. Wakeman, Poulton, Wahlman, and Ubarri have entered into employment agreements with us which contain provisions governing payouts under certain termination and change of control scenarios. These employment agreements were entered into in 2006 in the case of Mr. Wakeman and Mr. Ubarri, 2007 in the case of Mr. Poulton and 2009 in the case of Mr. Wahlman and at the time the Company believed that the terms were consistent with market conditions and the severe financial difficulties the Company was experiencing. No individual reasons exist for each component of severance pay or the triggers in the agreements obligating the Company to make severance payments to each executive officer. Since 2010, Doral has not entered into employment agreements containing change in control provisions or similar severance payments with NEOs.

Each of the employment agreements provides that in the event during the employment period, we terminate the executive’s employment “Without Cause” (as defined under the agreements) or the executive terminates his employment for Good Reason (see below), in both cases upon or within two (2) years immediately following a change in control, we must pay or provide to the executive the following amounts and benefits:

•	an amount equal to the executive’s unpaid annual base salary for services through the date of termination;
•	(a) an amount equal to three times the sum of annual base salary plus target bonus in the case of Mr. Wakeman, (b) an amount equal to one time the sum of annual base salary and bonus during the preceding year in the case of Mr. Wahlman, and (c) for Messrs. Poulton and Ubarri, an amount equal to two times the sum of annual base salary and bonus during the preceding year;
•	continued participation until the third anniversary for Mr. Wakeman and second anniversary in the case of the other executives of the date of termination in all company medical and dental coverage in which the executive and his eligible dependents were participating immediately prior to the date of termination;
•	as long as the executive uses such services prior to the first anniversary of the date of termination, up to $20,000 in the case of Mr. Wakeman ($25,000 in the case of the other executives) in outplacement services; and
•	payment of other amounts, entitlements or benefits, if any, in accordance with the applicable plans, programs, arrangements or other agreements of Doral Financial.

In addition, in respect of Mr. Wakeman’s employment agreement, if any payment or benefit that is due to Mr. Wakeman from Doral Financial following a change of control is subject to excise tax under Section 4999 of the Code (the “golden parachute tax”), he is entitled a full tax “gross-up” unless the total value of all such payments and benefits (as measured for golden parachute tax purposes) exceeds the taxable threshold by ten percent or less, in which event the payments and benefits shall instead be reduced so as to fall below the taxable threshold.

As dictated by the terms of their award agreements, all outstanding equity awards and any remaining unvested portion of the 2010 cash retention bonuses for our NEOs will vest upon a change in control regardless of whether the executive’s employment is terminated.

Absent a change in control, any of Messrs. Wakeman, Poulton, Wahlman, and Ubarri, will have “Good Reason” to terminate his employment if:

•	there is a reduction in the executive’s then-current annual base salary or target bonus opportunity;
•	there is a material diminution in the executive’s positions, duties or authorities in his current position, including, without limitation, removing him from such positions; provided, that Good Reason shall also exist if at any time following a change in control involving an entity of smaller or similar size to Doral Financial (measured on the basis of assets), the executive does not hold the same positions set forth above at the ultimate parent entity resulting from such change in control;
•	there is a change in the reporting structure requiring the executive to report to someone other than our Board of Directors, in the case of Mr. Wakeman, and the Chief Executive Officer or our Board of Directors, in the case of the other executives;
•	there is in the case of Mr. Wakeman, failure to elect or reelect the executive as a member of our Board of Directors;
•	other than in the case of Mr. Wakeman, the executive officer’s principal work location is moved more than twenty-five (25) miles from San Juan, Puerto Rico (except by consent of the executive); or
•	there is a failure of any successor to all or substantially all of Doral Financial’s assets to assume the executive’s employment agreement, whether in writing or by operation of law.

Mr. Wakeman and the other named executive officers are also entitled to certain termination payments if they are terminated by us Without Cause or they resign for Good Reason in circumstances that do not involve a change in control.

Any payments to Messrs. Wakeman, Poulton, Wahlman, and Ubarri upon termination, except due to Death or Disability, are subject to the executive submitting a release of claims and abiding by the non-competition, non-interference, and non-solicitation provisions of their respective employment agreement. These provisions remain in effect for 24 months following termination for Mr. Wakeman and for 12 months following termination for Messrs. Wahlman, Poulton, and Ubarri. In addition, the executive must refrain from disclosing our confidential information or making public derogatory comment concerning us following the termination of his employment.

The offer letter extended to Mr. Ivanov provides that, in the event he is terminated Without Cause, as defined in the offer letter, we must pay or provide to him an amount equal to 25% of the sum of his annual base salary plus target bonus.

The amounts shown in the following tables reflect only the additional payments or benefits that a NEO would have received upon the occurrence of the respective triggering events listed below as if they occurred on December 31, 2012. These amounts do not include the value of payments or benefits that would have been earned, or any amounts associated with equity awards that would have vested, absent the triggering event. Severance payments are payable in a lump sum in all cases with the exception of Mr. Wakeman, whose severance payment in the case of termination absent a change in control is payable in 24 monthly installments. It is important to note that all severance and golden parachute payments are subject to regulatory approval while we are under a regulatory order.

Potential Payments to Glen Wakeman upon the Occurrence of Certain Events

	Termination by the Company without Cause or Resignation for Good Reason ($)	Termination by the Company with Cause or Resignation without Good Reason ($)	Change in Control without Termination ($)	Termination upon Change in Control ($)	Termination by reason of Death or Disability ($)
Components of Compensation
Severance	6,250,000	—	—	9,375,000	—
Medical and Dental Benefits	13,053	—	—	19,580	—
Value of Unvested Equity Awards(1)	600,000	—	600,000	600,000	600,000
Tax Gross-Up on Vesting of Equity Awards(2)	315,332	—	315,332	315,332	315,332
Outplacement Services(3)	20,000	—	—	20,000	—
Repayment of Retention Bonus(4)	—	-170,000	—	—	—
Excise Tax Gross-Ups(5)	—	—	—	—	—
Total Benefit	7,198,385	-170,000	915,332	10,329,912	915,332

Potential Payments to Robert Wahlman upon the Occurrence of Certain Events

	Termination by the Company without Cause or Resignation for Good Reason ($)	Termination by the Company with Cause or Resignation without Good Reason ($)	Change in Control without Termination ($)	Termination upon Change in Control ($)	Termination by reason of Death or Disability ($)
Components of Compensation
Severance	1,066,000	—	—	1,066,000	—
Medical and Dental Benefits	—	—	—	13,053	—
Value of Unvested Equity Awards(1)	324,000	—	324,000	324,000	324,000
Tax Gross-Up on Vesting of Equity Awards(2)	170,279	—	170,279	170,279	170,279
Outplacement Services(3)	—	—	—	25,000	—
Repayment of Retention Bonus(4)	—	-127,500	—	—	—
Excise Tax Gross-Ups(6)	—	—	—	—	—
Total Benefit	1,560,279	-127,500	494,279	1,598,332	494,279

Potential Payments to Christopher Poulton upon the Occurrence of Certain Events

	Termination by the Company without Cause or Resignation for Good Reason ($)	Termination by the Company with Cause or Resignation without Good Reason ($)	Change in Control without Termination ($)	Termination upon Change in Control ($)	Termination by reason of Death or Disability ($)
Components of Compensation
Severance	2,332,000	—	—	2,332,000	2,332,000
Medical and Dental Benefits	26,264	—	—	26,264	26,264	(7)
Value of Unvested Equity Awards(1)	234,000	—	234,000	234,000	234,000
Tax Gross-Up on Vesting of Equity Awards(2)	193,553	—	193,553	193,553	193,553
Outplacement Services(3)	25,000	—	—	25,000	—
Repayment of Retention Bonus(4)	—	-85,000	—	—	—
Excise Tax Gross-Ups(6)	—	—	—	10,363	—
Total Benefit	2,810,817	-85,000	427,553	2,821,180	2,785,817

Potential Payments to Enrique Ubarri upon the Occurrence of Certain Events

	Termination by the Company without Cause or Resignation for Good Reason ($)	Termination by the Company with Cause or Resignation without Good Reason ($)	Change in Control without Termination ($)	Termination upon Change in Control ($)	Termination by reason of Death or Disability ($)
Components of Compensation
Severance	1,586,000	—	—	1,586,000	1,586,000
Medical and Dental Benefits	12,765	—	—	12,765	12,765	(7)
Value of Unvested Equity Awards(1)	162,000	—	162,000	162,000	162,000
Tax Gross-Up on Vesting of Equity Awards(2)	85,140	—	85,140	85,140	85,140
Outplacement Services(3)	25,000	—	—	25,000	—
Repayment of Retention Bonus(4)	—	-85,000	—	—	—
Excise Tax Gross-Ups(6)	—	—	—	—	—
Total Benefit	1,870,905	-85,000	247,140	1,870,905	1,845,905

Potential Payments to Penko Ivanov upon the Occurrence of Certain Events

	Termination by the Company without Cause or Resignation for Good Reason ($)	Termination by the Company with Cause or Resignation without Good Reason ($)	Change in Control without Termination ($)	Termination upon Change in Control ($)	Termination by reason of Death or Disability ($)
Components of Compensation
Severance	121,875	—	—	121,875	—
Value of Unvested Equity Awards(1)	36,000	—	36,000	36,000	36,000
Tax Gross-Up on Vesting of Equity Awards(2)	29,777	—	29,777	29,777	29,777
Excise Tax Gross-Ups(6)	—	—	—	—	—
Total Benefit	187,652	0	65,777	187,652	65,777

(1)	Reflects the value of unvested stock as of December 31, 2012, calculated based on a closing price of $0.72. Awards vest 100% as shown following certain termination or change in control events.
(2)	The Company has agreed to pay the executives an amount to cover taxes due upon vesting of certain equity awards, as well as the taxes due on the tax payment itself.
(3)	Represents $25,000 in outplacement services as long as the executive uses such services prior to the first anniversary of the date of termination. For Mr. Wakeman, the outplacement services amount is $20,000.
(4)	The award agreement for the retention bonuses granted in 2010 to Messrs. Wakeman, Wahlman, Poulton, and Ubarri specifies that a portion of the award must be repaid in the case of termination with cause or without good reason prior to June 25, 2013. For termination on December 31, 2012, the amount of repayment would have been 17% of the initial award.
(5)	If it is determined that any payment provided by Doral Financial to Mr. Wakeman is subject to excise tax as described in his employment agreement, Mr. Wakeman is entitled to receive an additional payment to cover the excise tax as well as the taxes due on the tax payment itself. Such payment shall only apply if there is a change in control of the Company. Mr. Wakeman would not have been subject to excise tax in the event of a termination following a change in control as of December 31, 2012.
(6)	If it is determined that any payment provided by Doral Financial to Messrs. Wahlman, Poulton, Ubarri, or Ivanov is subject to excise tax as described in their equity or 2010 cash retention bonus award agreements, each executive is entitled to receive an additional payment to cover the excise tax related to the award or vesting of equity or retention bonus awards, as well as the taxes due on the tax payment itself. This payment relates only to the excise tax associated with the equity or retention bonus awards, not the tax associated with the parachute payment as a whole. Such payment shall only apply if there is a change in control of the Company. Messrs. Wahlman, Ubarri, and Ivanov would not have been subject to excise tax in the event of a termination following a change in control as of December 31, 2012.
(7)	Participation in medical and dental benefits is continued following termination due to disability, but not following termination due to death.

PROPOSAL 2 — ADVISORY VOTE ON APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION

Background

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), which was enacted on July 21, 2010, and Section 14A of the Exchange Act, we are required to have a separate non-binding advisory shareholder vote to approve the compensation of our named executive officers at least once every three years. This is commonly known as a “say-on-pay” vote. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement.

During our 2011 annual shareholders meeting, a majority of our shareholders voted in favor of holding the say-on-pay vote every year, which was in accordance with the recommendation of the Company’s Board of Directors as described in our 2011 proxy statement. As previously disclosed, the Company has decided, in accordance with a majority of shareholders’ votes cast at our 2011 annual meeting, to hold the advisory say-on-pay vote every year until the next shareholder advisory vote on the frequency of future advisory votes on named executive officer compensation. The Company is required to hold advisory votes on the frequency of shareholder advisory votes on named executive officer compensation at least once every six years.

We have in place a comprehensive executive compensation program under the oversight of the compensation committee of our Board of Directors. Our program is described in the Compensation Discussion and Analysis and in the tabular and narrative disclosures related to the compensation of our named executive officers in this Proxy Statement. The compensation committee continually monitors the program as well as general economic, regulatory and legislative developments affecting executive compensation.

Our executive compensation program is intended to reward achievements of individual and business performance objectives, and to align such objectives with our corporate governance principles and the creation of shareholder value. Our main objective is to attract and retain the most talented and effective executive team for Doral Financial by providing an appropriate mix of fixed and variable compensation while promoting a performance-based culture by providing higher pay for superior performance. We will continue to pursue compensation arrangements that are intended to align the financial interests of our executives with the long-term interests of our shareholders.

This proposal gives you the opportunity to vote for or against, or abstain from voting on, the following resolution related to the compensation of our named executive officers during 2012:

RESOLVED, that the Company’s shareholders hereby approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and narrative discussion and any related materials.

The Compensation Discussion and Analysis section of this Proxy Statement contains more details on the Company’s executive compensation, and we urge you to read it carefully before casting your vote on this proposal. Since your vote is advisory, it is not binding on the Company or our Board of Directors, and may not be construed as overruling any of our executive compensation decisions. However, our Board of Directors and the compensation committee intend to take into account the voting results of this proposal when considering future executive compensation arrangements and the Company’s executive compensation principles, policies and procedures.

Required Vote

For the advisory vote on executive compensation, the affirmative vote of a majority of the total votes cast by holders of shares present in person or represented by proxy and entitled to vote on this proposal will be required for approval. Abstentions will not be voted “for” this matter. Accordingly, abstentions will have the same legal effect as a negative vote. Broker non-votes will not be counted in determining the number of shares necessary for approval and will have no effect.

Board of Directors Recommendation

Our Board of Directors recommends that shareholders vote FOR this proposal to approve, on an advisory basis, the executive compensation of the Company’s named executive officers.

PROPOSAL 3  — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Background

The audit committee has selected the firm of PricewaterhouseCoopers LLP as our independent registered public accounting firm to audit our financial statements for the year ending December 31, 2013. PricewaterhouseCoopers LLP has served as our independent public accountants since 1977. Services provided to us and our subsidiaries by PricewaterhouseCoopers LLP during our 2012 fiscal year included the examination of our consolidated financial statements, limited reviews of quarterly reports, audits of our subsidiaries, services related to filings with the SEC and other regulatory agencies and consultations on various accounting matters.

The audit committee reviewed all non-audit services rendered by PricewaterhouseCoopers LLP to us listed below and concluded that the provision of such services was compatible with the maintenance of PricewaterhouseCoopers LLP’s independence in the conduct of its auditing functions. The audit committee has adopted a Pre-Approval Policy pursuant to which it has pre-approved various audit related services. In all cases, the extent of pre-approved services is limited by dollar amount. The audit committee intends to periodically review the list of pre-approved services. A copy of the audit committee’s Pre-Approval Policy may be found on our website at www.doralfinancial.com.

The aggregate fees billed for professional services by PricewaterhouseCoopers LLP in 2012 and 2011 for the various services provided to Doral Financial were:

Type of Fees	2012	2011
Audit Fees	$2,896,000	$3,005,068
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	2,700	1,800
Total	$2,898,700	$3,006,868

In the above table, in accordance with SEC definitions and rules, “Audit Fees” are the aggregate fees paid by us to PricewaterhouseCoopers LLP for professional services rendered for the audits of our internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002 and of the consolidated financial statements included in the Company’s Annual Report on Form 10-K and for the review of financial statements included in the Company’s Quarterly Reports on Form 10-Q, or for services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements. “Audit-Related fees” are the aggregate fees billed by PricewaterhouseCoopers LLP for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and not included in “Audit Fees” and primarily consisting of accounting consultations. “Tax Fees” are the aggregate fees for professional services rendered by PricewaterhouseCoopers LLP for tax compliance, tax advice and assistance with tax audits. “All Other Fees” are the aggregate fees billed by PricewaterhouseCoopers LLP to us for any services not included in the first three categories. “All Other Fees” includes approximately $2,700 and $1,800 that were paid by Doral Financial for Comperio and Disclosure Checklist License Fees during 2012 and 2011, respectively. The audit committee approved all non-audit services performed by PricewaterhouseCoopers LLC in 2012 in accordance with the Pre-Approval Policy.

The submission of this proposal to a vote of shareholders is not legally required. If the selection of PricewaterhouseCoopers LLP is not approved, the audit committee will reconsider its selection.

A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting and will be given an opportunity to make a statement if so desired and the representative is expected to be available to respond to appropriate questions.

Required Vote

For the ratification of our independent registered public accounting firm, the affirmative vote of a majority of the total votes cast by holders of shares present in person or represented by proxy and entitled to vote on this proposal will be required for approval. Abstentions will not be voted “for” the ratification of our independent registered public accounting firm. Accordingly, abstentions will have the same legal effect as a negative vote. Broker non-votes will not be counted in determining the number of shares necessary for approval and will have no effect.

Board of Directors Recommendation

Our Board of Directors recommends that shareholders vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as Doral Financial’s independent registered public accounting firm for the fiscal year ending December 31, 2013.

PROPOSAL 4 — AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE SPLIT OF THE COMPANY’S COMMON STOCK, TOGETHER WITH THE CORRESPONDING PROPORTIONAL REDUCTION IN THE NUMBER OF
AUTHORIZED SHARES OF OUR COMMON STOCK

General

On April 11, 2013, our Board of Directors (the “Board”) adopted a resolution to amend our Certificate of Incorporation that would effect a reverse stock split of our outstanding common stock, par value $0.01 (the “Common Stock”), within the range of one-for-fifteen (1:15) to one-for-twenty-five (1:25) (the “Reverse Stock Split”), together with a corresponding proportional reduction (based on the Reverse Stock Split ratio selected by our Board of Directors) in our authorized shares of Common Stock (the “Authorized Share Reduction”), subject to shareholder approval and further Board discretion whether to implement the Reverse Stock Split and Authorized Share Reduction. Under the proposed amendment, outstanding shares of our Common Stock between a range of fifteen (15) to twenty-five (25) would be combined and converted into one (1) share of Common Stock together with the corresponding proportional reduction (based on the Reverse Stock Split ratio selected by our Board of Directors) in our authorized shares of Common Stock.

If approved by our shareholders, the Reverse Stock Split and the Authorized Share Reduction will become effective upon the filing of a certificate of amendment to our Certificate of Incorporation with the Department of State of the Commonwealth of Puerto Rico or at such later date and time specified in the certificate of amendment (the “Effective Time”). However, notwithstanding approval of the Reverse Stock Split and Authorized Share Reduction by our shareholders, the Board will have the sole authority to elect whether or not to amend our Certificate of Incorporation to effect the Reverse Stock Split, to determine the exact reverse split ratio (within the range approved by our shareholders) and to effect the Authorized Share Reduction.

The Company will issue a press release announcing the Effective Time and ratio of the Reverse Stock Split and Authorized Share Reduction before filing the certificate of amendment with the Department of State of the Commonwealth of Puerto Rico. The text of the proposed amendment to our Certificate of Incorporation to effect the Reverse Stock Split and Authorized Share Reduction is included as Appendix A to this Proxy Statement.

Reasons for the Reverse Stock Split

The Board authorized the Reverse Stock Split with a view to increasing the per share trading price of the Company’s Common Stock in order to facilitate our regaining compliance with the continued listing criteria of the NYSE. Our Common Stock is publicly traded and listed on the NYSE under the symbol “DRL.BC.” The “.BC” indicates that we are currently not in compliance with the NYSE’s minimum share price requirement for the NYSE’s continued listing standards and once we regain compliance with such requirement the “.BC” will be removed from our trading symbol.

On November 8, 2012, we were notified in writing by the NYSE that the trading price of our Common Stock was below the criteria of the NYSE’s continued listing standards, as the average per share closing price of our Common Stock over a consecutive thirty (30) trading day period ending October 31, 2012 was less than one dollar ($1.00). As required by the NYSE Listed Company Manual, in order to maintain our listing, we were required to have our share price and average share price return to at least the one dollar ($1.00) per share price level by May 8, 2013. Through the date of this Proxy Statement, we have not cured this price deficiency. We cannot be sure that our share price will comply with the requirements for continued listing of our common shares on the NYSE in the future or that we will comply with the other continued listing requirements.

We believe that shareholder approval of the Reverse Stock Split would allow us to regain compliance with the NYSE’s minimum bid price requirement for a share of our Common Stock. If our shareholders approve the Reverse Stock Split, it is expected that the Reverse Stock Split will be promptly implemented and the price deficiency will be deemed cured if the share price promptly exceeds one dollar ($1.00) per share and remains above that level for at least the following thirty (30) trading days. However, the Board reserves the right to abandon the Reverse Stock Split if it determines, in its sole discretion, that this proposal is no longer in the best interests of the Company and its shareholders.

IF OUR SHAREHOLDERS DO NOT APPROVE THE REVERSE STOCK SPLIT PROPOSAL, WE WOULD LIKELY BE DELISTED FROM THE NYSE DUE TO OUR FAILURE TO MAINTAIN A MINIMUM BID PRICE FOR OUR COMMON STOCK OF ONE DOLLAR ($1.00) PER SHARE AS REQUIRED BY THE NYSE’S LISTING RULES.

Our business operations, SEC reporting requirements and debt agreements are currently unaffected by our current NYSE status. However, the delisting of our Common Stock may result in the trading of our Common Stock on another national exchange or quoted on the Over-the-Counter Bulletin Board (the “OTC BB”) in order to have our Common Stock continue to be traded on a public market. Securities that trade on the OTC BB generally have less liquidity and greater volatility than securities that trade on the NYSE or another national exchange. A delisting of our Common Stock from the NYSE could materially reduce the liquidity of our Common Stock, not only in the number of shares that could be bought and sold, but also through delays in the timing of the transactions and reductions in securities analysts and media coverage. This may further reduce the demand for our Common Stock and significantly destabilize the price of our Common Stock. In addition, in the event our Common Stock is delisted, broker-dealers have certain regulatory burdens imposed upon them, which may discourage broker-dealers from effecting transactions in our Common Stock, further limiting the liquidity of our Common Stock. These factors could result in lower prices and larger spreads in the bid and ask prices for shares of our Common Stock.

Such delisting from the NYSE and continued or further declines in the share price of our Common Stock could also greatly impair our ability to raise additional necessary capital through equity or debt financing, and could significantly increase the ownership dilution to shareholders caused by our issuing equity in financing or other transactions.

The Board further believes that an increased stock price may encourage investor interest and improve the marketability of our Common Stock to a broader range of investors, and thus enhance liquidity. Because of the trading volatility often associated with low-priced stocks, many brokerage firms and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Additionally, because brokers’ commissions on lower-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current share price of our Common Stock can result in an individual shareholder paying transaction costs that represent a higher percentage of total share value than would be the case if our share price were substantially higher. This factor may also limit the willingness of institutions to purchase our Common Stock. The Board believes that the anticipated higher market price resulting from the Reverse Stock Split could enable institutional investors and brokerage firms with such policies and practices to invest in our Common Stock.

Additionally, the delisting of our Common Stock would trigger the right to convert our 4.75% perpetual cumulative convertible preferred stock (the “Convertible Preferred Stock”) into shares of our Common Stock. As of December 31, 2012, eight hundred and thirteen thousand five hundred and twenty-six (813,526) shares of Convertible Preferred Stock were issued and outstanding, each of which would become convertible into 0.31428 shares of fully paid and non-assessable shares of Common Stock upon the delisting of our Common Stock from the NYSE.

Although the Board expects the Reverse Stock Split will result in an increase in the market price of our Common Stock, the Reverse Stock Split may not increase the market price of our Common Stock in proportion to the reduction in the number of shares of our Common Stock outstanding or result in a permanent increase in the market price, which is dependent upon many factors, including the Company’s performance, prospects and other factors detailed from time to time in our reports filed with the SEC, as well as variables outside of the Company’s control (such as market volatility, investor response to the news of a proposed reverse stock split and the general economic environment). The history of similar reverse stock splits for companies in like circumstances is varied. If the Reverse Stock Split is effected and the market price of our Common Stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of the Reverse Stock Split.

Reasons for the Authorized Share Reduction

The implementation of the Reverse Stock Split would increase the proportion of unissued authorized shares of Common Stock to issued shares of Common Stock, which could allow the Company to much more substantially dilute shareholders in the future than under current conditions. The Board believes that implementing the Authorized Share Reduction concurrently with the Reverse Stock Split will maintain the current balance between the number of shares of common stock that the Board has the right to issue to the number of shares of common stock currently outstanding.

Board Discretion to Implement the Reverse Stock Split and Authorized Share Reduction

If our shareholders approve this proposal, the Board would effect the Reverse Stock Split and Authorized Share Reduction only upon the Board’s determination that the Reverse Stock Split and Authorized Share Reduction is in the best interests of the Company and its shareholders at that time. If the Board were to effect the Reverse Stock Split and Authorized Share Reduction, the Board would set the timing for such a split and select the specific ratio within the range set forth herein.

The ratio to be used in the Reverse Stock Split and Authorized Share Reduction would be determined by the Board in its discretion and will depend on the trading price of our Common Stock at the time of the Reverse Stock Split among other factors. The Board is seeking approval of a reverse split and corresponding proportional authorized share reduction of our Common Stock within the range of one-for-fifteen (1:15) to one-for-twenty-five (1:25) to provide flexibility to achieve the purposes of the Reverse Stock Split and maximize the anticipated benefits for the Company and its shareholders. The table below sets forth several examples of the expected effect of different ratios within the range on the trading price of our Common Stock.

Pre-Reverse Split Trading Price	$0.80	$0.80	$0.80
Reverse Split Ratio	1-for-15	1-for-20	1-for-25
Post-Reverse Split Trading Price	$12.00	$16.00	$20.00

In determining the ratio to use in the Reverse Stock Split and Authorized Share Reduction, if any, following the receipt of shareholder approval, the Board may consider, among other factors:

•	the historical trading price and trading volume of the Common Stock;
•	the then-prevailing trading price and trading volume of the Common Stock and the anticipated impact of the Reverse Stock Split on the trading market for the Common Stock;
•	our satisfaction of the requirements to maintain our listing on the NYSE; and
•	prevailing general market conditions.

No further action on the part of shareholders will be required to either implement or abandon the Reverse Stock Split and Authorized Share Reduction. If our shareholders approve the proposal and the Board determines to implement the Reverse Stock Split and Authorized Share Reduction, we would communicate to the public, prior to the Effective Time, additional details regarding the Reverse Stock Split and Authorized Share Reduction (including the final Reverse Stock Split ratio, as determined by the Board). Even if shareholders approve the Reverse Stock Split and Authorized Share Reduction, the Board reserves the right to elect not to proceed with the Reverse Stock Split and Authorized Share Reduction if it determines, in its sole discretion, that the proposal is no longer in the best interests of the Company or its shareholders.

Certain Risks Associated with the Reverse Stock Split

Although we expect that the Reverse Stock Split will result in an increase in the market price of our Common Stock, we cannot assure you that the Reverse Stock Split, if implemented, will have the effect of raising the price of our Common Stock over the long term. The effect the Reverse Stock Split may have upon the market price of our Common Stock cannot be predicted with any certainty, and the history of similar stock splits for companies in similar circumstances to ours is varied. The market price of our Common Stock is dependent on many factors, including our performance, prospects and other factors detailed from time to time in the reports we file with the SEC. If the Reverse Stock Split is implemented and the market price of our Common Stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of the Reverse Stock Split.

The risks associated with the Reverse Stock Split include (but are not limited to) the following:

Our total market capitalization immediately after the Reverse Stock Split may be lower than immediately before the Reverse Stock Split.

There are numerous factors and contingencies that could affect the price of our Common Stock following implementation of the Reverse Stock Split, including the status of the market for our stock at the time, our results of operations in future periods, and general economic, market and industry conditions. Accordingly, the market price of our Common Stock may not be sustainable at the direct arithmetic result of the Reverse Stock Split. If the market price of our Common Stock declines after the Reverse Stock Split, our total market capitalization (the aggregate value of all of our outstanding Common Stock at the then existing market price) after the split will be lower than before the split.

The Reverse Stock Split may result in reduced liquidity of our Common Stock.

Following the Reverse Stock Split we will have fewer shares of Common Stock that are publicly traded. As a result, the trading liquidity of our Common Stock may decline.

The Reverse Stock Split may result in some shareholders owning “odd lots” that may be more difficult to sell or require greater transaction costs per share to sell.

The Reverse Stock Split may result in some shareholders owning “odd lots” of less than one hundred (100) shares of our common stock on a post-split basis. Odd lots may be more difficult to sell, or require greater transaction costs per share to sell, than shares in “round lots” of even multiples of one hundred (100) shares.

The Reverse Stock Split may not generate additional investor interest.

While our Board believes that a higher stock price may help generate investor interest, there can be no assurance that the Reverse Stock Split will result in a per share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds. As a result, the trading liquidity of our Common Stock may not necessarily improve.

Principal Effects of the Reverse Stock Split

Effect on Certificate of Incorporation

If the shareholders approve the proposal to authorize the Board to implement the Reverse Stock Split and Authorized Share Reduction and the Board implements the Reverse Stock Split and Authorized Share Reduction, we will amend and restate the existing paragraph of our Certificate of Incorporation relating to our authorized capital in the manner set forth in the proposed amendment to the Certificate of Incorporation, to be filed with the Department of State of the Commonwealth of Puerto Rico, in the form attached hereto as Exhibit A.

Effect on Existing Shares of Common Stock

Currently, the Company is authorized to issue up to a total of three hundred million (300,000,000) shares of Common Stock. As of April 11, 2013, one hundred thirty million five hundred ninety five thousand two hundred and seventy two (130,595,272) shares of Common Stock were issued and outstanding.

The Reverse Stock Split will be effected simultaneously for all issued and outstanding shares of Common Stock and the exchange ratio will be the same for all issued and outstanding shares of Common Stock. The Reverse Stock Split will affect all of our shareholders uniformly and will not affect any shareholder’s percentage ownership interests in the Company, except for minor changes to the extent that the Reverse Stock Split results in any of our shareholders owning a fractional share, as described below. By way of example only, a shareholder who owns a number of shares that, prior to the Reverse Stock Split, represented five percent (5%) of our outstanding shares of Common Stock would continue to own five percent (5%) of our outstanding shares of Common Stock after the Reverse Stock Split. Common stock issued pursuant to the Reverse Stock Split will remain fully paid and non-assessable. The Reverse Stock Split will not affect the Company continuing to be subject to the periodic reporting requirements of the Exchange Act. Following the Reverse Stock Split, and assuming we are successful in thereafter meeting the NYSE’s continued listing standards, our Common Stock will continue to be listed on the NYSE under the symbol “DRL,” although it would receive a new Committee on Uniform Securities Identification Procedures (“CUSIP”) number. Stock certificates with the old CUSIP number will need to be exchanged for stock certificates with the new CUSIP number by following the procedures described below.

Effect on Existing Shares of Preferred Stock

Currently, the Company is authorized to issue up to a total of forty million (40,000,000) shares of preferred stock, $1 par value (the “Preferred Stock”). As of December 31, 2012, five million eight hundred eleven thousand three hundred and ninety-one (5,811,391) shares of our Preferred Stock were issued and outstanding.

The number of shares of our Preferred Stock outstanding will not be affected by the Reverse Stock Split. However, one class of our Preferred Stock, the Convertible Preferred Stock, is convertible into shares of Common Stock upon the occurrence of specific events as specified in our Certificate of Incorporation. As to this class, the Board will adjust the number of shares of Common Stock into which each such share of Preferred Stock is convertible.

Effect on Restricted Stock, Options and Shares Reserved for Issuance under Compensation Plans

All restricted stock units and outstanding options to purchase shares of our Common Stock would be adjusted proportionately as a result of the Reverse Stock Split, as required by the terms of these securities. In particular, we would reduce the conversion ratio for each instrument, and would increase the exercise price in accordance with the terms of each instrument and based on the 1-for-15, up to 1-for-25 ratio of the Reverse Stock Split (i.e., the number of shares issuable under such securities would decrease by 93.3%, up to 96.0%, respectively, and the exercise price per share would be multiplied by 15, up to 25, respectively). In addition, the number of shares available pursuant to our 2008 Stock Incentive Plan and any other equity incentive plan would be adjusted proportionately based on the ratio of the Reverse Stock Split.

Effect on Authorized but Unissued Shares of Common Stock

Implementation of the Authorized Share Reduction would proportionally change the total authorized number of shares of Common Stock in the same ratio as the Reverse Stock Split. Accordingly, the number of shares of Common Stock available for issuance following implementation of the Reverse Stock Split will proportionally remain the same to the extent the Reverse Stock Split reduces the outstanding number of shares of our Common Stock and the Authorized Share Reduction proportionally reduces the number of authorized shares of our Common Stock in the same ratio. We do not have any immediate plans to offer securities. However, the issuance of additional equity securities could result in the dilution of current shareholder’s percentage ownership interest in the Company, which could be significant.

Effect on Par Value

The amendment to the Certificate of Incorporation will not change the par value of our Common Stock, which will remain at $0.01 per share.

Effect on Fractional Shares

No fractional shares of Common Stock will be issued as a result of the Reverse Stock Split, with the result that shareholders who, as a result of the Reverse Stock Split, will hold fewer than one (1) share of our

Common Stock will cease to be shareholders of the Company following the Reverse Stock Split. The procedure for handling fractional shares resulting from the Reverse Stock Split is discussed below.

Principal Effects of the Authorized Share Reduction

“Authorized” shares represent the number of shares of Common Stock that the Company is permitted to issue under its Certificate of Incorporation. The decrease in the number of authorized shares of Common Stock would result in fewer shares of authorized but unissued shares of Common Stock being available for future issuance. This would decrease the number of shares of Common Stock available for issuance for various purposes such as to raise capital or to make acquisitions. Given that there will be proportionate reduction in the number of outstanding shares of Common Stock through implementation of the Reverse Stock Split, the Company believes that it will continue to have sufficient excess authorized shares of Common Stock to meet business needs as they arise, to take advantage of favorable opportunities and to respond to a changing corporate environment.

Mechanics of Reverse Stock Split

If the Reverse Stock Split and Authorized Share Reduction is approved by our shareholders at the 2013 Annual Meeting and thereafter the Board determines to implement the Reverse Stock Split and Authorized Share Reduction, our shareholders will be notified that the Reverse Stock Split and Authorized Share Reduction has been effected and the ratio at which it was effected. The mechanics of the Reverse Stock Split will differ depending on whether shares held are certificated or uncertificated, and whether shares held are held beneficially in street name or whether they are registered directly in a shareholder’s name.

Direct Holders of Common Stock Certificates

As soon as practicable after the Effective Time, shareholders holding certificated shares will receive a transmittal letter asking the shareholder to surrender certificates representing pre-split shares in exchange for certificates representing post-split shares in accordance with the procedures to be set forth in the transmittal letter. No new certificates will be issued to the shareholder until the outstanding certificate(s) together with the properly completed and executed letter of transmittal are delivered in accordance with the instructions contained in such transmittal letter. Any pre-split shares submitted for transfer, whether pursuant to a sale or other disposition, or otherwise, will automatically be exchanged for post-split shares. SHAREHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Registered “Book-Entry” Holders of Common Stock (i.e., shareholders that are registered on the Transfer Agent’s books and records but do not hold stock certificates)

Shareholders holding uncertificated shares (i.e., shares held in book-entry form and not represented by a physical stock certificate), either as direct or beneficial owners, will have their holdings electronically adjusted automatically by our transfer agent (the “Transfer Agent”) (and, for beneficial owners, by their broker or banks that hold in “street name” for their benefit, as the case may be) to give effect to the Reverse Stock Split.

Beneficial Holders of Common Stock (i.e., shareholders who hold in street name)

Shares held by shareholders through a bank, broker, custodian or other nominee, will be treated by us in the same manner as registered shareholders whose shares are registered in their names. Banks, brokers, custodians or other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding our Common Stock in street name. However, these banks, brokers, custodians or other nominees may have different procedures for processing the Reverse Stock Split and treating fractional shares. If a shareholder holds shares of our Common Stock with a bank, broker, custodian or other nominee and has any questions in this regard, the shareholder is encouraged to contact his/her bank, broker, custodian or other nominee.

Payment for Fractional Shares

No fractional shares of Common Stock will be issued as a result of the Reverse Stock Split. Our Transfer Agent will aggregate fractional shares into whole shares of our Common Stock and will sell them in the open market at prevailing prices on behalf of holders who otherwise would be entitled to receive fractional share interests. Such persons will then receive a cash payment for the amount of their allocable share of the total sale proceeds. The amount of such payment will depend on the prices at which the aggregated fractional shares are sold by the Transfer Agent in the open market shortly after the Effective Time. Shareholders who, as a result of the Reverse Stock Split, hold fewer than one (1) share of our Common Stock would receive cash for all their shares held before the Reverse Stock Split and would cease to be shareholders of the Company following the Reverse Stock Split. Shareholders should be aware that, under the escheat laws of the various jurisdictions where shareholders reside, including Puerto Rico, where we are domiciled and where the funds will be deposited, amounts due for fractional interests that are not timely claimed after the Effective Time may be required to be paid to the designated agent for each such jurisdiction. Thereafter, shareholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state or jurisdiction to which they were paid. The Company will not be purchasing the fractional shares but rather the Transfer Agent will be aggregating all fractional shares and selling those shares in the public market on behalf of our affected shareholders. The Company will pay the administration expenses of the Transfer Agent.

Accounting Consequences

The Reverse Stock Split will not affect total shareholders’ equity on the Company’s balance sheet. However, because the par value of our Common Stock will not change, the components that make up total shareholders’ equity (stated capital and additional paid-in capital) will change by offsetting amounts. Depending on the Reverse Stock Split ratio the Board decides to implement, the stated capital component will be reduced to an amount between one-fifteenth (1/15) and one-twenty-fifth (1/25) of its present amount, and the additional paid-in capital component will be increased by the amount by which the stated capital is reduced. The per share Common Stock net loss and net book value and dividends per share of Common Stock, if declared in the future, will be higher because there would be fewer shares of Common Stock outstanding. Basic earnings per share data will be retroactively adjusted for changes for all prior periods presented. As described above under “Principal Effects of the Reverse Stock Split,” the per share exercise price of outstanding option awards would increase proportionately, and the number of shares of the Common Stock issuable upon the exercise of outstanding options would decrease proportionately, in each case based on the final Reverse Stock Split ratio. The Company does not anticipate that any other accounting consequences would arise as a result of the Reverse Stock Split.

Material Tax Consequences

The following discussion summarizes the U.S. federal and Puerto Rico income tax consequences of the Reverse Stock Split that may be relevant to shareholders. The statements that follow are based on the existing provisions of such statutes and regulations, and judicial decisions and administrative pronouncements, all of which are subject to change (even with retroactive effect).

This discussion is not intended to be, nor should it be relied on as, a comprehensive analysis of the tax issues arising from or relating to the Reverse Stock Split. Furthermore, this discussion does not attempt to discuss all income tax consequences that may be relevant to a particular shareholder or to certain types of shareholders that may be subject to special income tax treatment under the Puerto Rico Internal Revenue Code of 2011, as amended (the “PRC”), such as partnerships, special partnerships, corporations of individuals and tax exempt organizations, or under the U.S. Internal Revenue Code of 1986, as amended (the “IRC”), such as non-resident aliens, controlled foreign corporations, passive foreign investments companies and personal holding companies or special Medicare contribution tax consequences. Furthermore, the summary of U.S. federal income tax consequences also assume that shares of Common Stock, both before and after the Reverse Stock Split, are held as a “capital asset” as defined in the IRC, which is generally property held for investment. If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of the Common Stock, the U.S. federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership.

In addition, we have not and will not seek a ruling from the Internal Revenue Service or from the Puerto Rico Treasury Department regarding the U.S. federal and Puerto Rico income tax consequences of the Reverse Stock Split. Therefore, the income tax consequences discussed below are not binding on the Internal Revenue Service and/or the Puerto Rico Treasury Department and there can be no assurance that such income tax consequences, if challenged, would be sustained.

Accordingly, shareholders are advised to consult their own tax advisors for more detailed information regarding the effect of the Reverse Stock Split on them under applicable U.S. federal, State, Puerto Rico, local and foreign income tax laws that may be applicable.

Subject to the above stated reservations and qualifications, the U.S. federal and Puerto Rico income tax consequences of the Reverse Stock Split may be summarized as follows:

•	The Reverse Stock Split will qualify as a tax-free recapitalization under both the IRC and the PRC. Accordingly, except for any cash received for fractional shares, a shareholder will not recognize any gain or loss for U.S. federal and/or Puerto Rico income tax purposes as a result of the receipt of the post-split Common Stock pursuant to the Reverse Stock Split.
•	The shares of post-split Common Stock in the hands of a shareholder will have an aggregate basis for computing gain or loss on a subsequent disposition equal to the aggregate basis of the shares of pre-split Common Stock held by that shareholder immediately prior to the Reverse Stock Split, reduced by the basis allocable to any fractional shares which the shareholder is treated as having sold for cash, as discussed below.
•	A shareholder’s holding period for the post-split Common Stock will include the holding period of the pre-split Common Stock.
•	Shareholders who receive cash for fractional shares will be treated for U.S. federal income tax purposes as having received the payment as a distribution in redemption of the fractional share, as provided under Section 302(a) of the IRC, which distribution would be taxed either as a distribution taxable as a dividend under Section 301 of the IRC or an exchange to such shareholder, depending on that shareholder’s particular facts and circumstances and whether the Company has current or accumulated earnings and profits. To the extent such distribution is an ordinary dividend; the shareholder will be required to include the full amount in income as ordinary income eligible for the reduced rate of tax applicable to qualified dividends. To the extent such distribution is treated as exchange gain or loss, a shareholder receiving such a payment should recognize a gain or loss in an amount equal to the difference between the cash received and the portion of their basis for the pre-split Common Stock allocated to the fractional shares. Such gain or loss will be a capital gain or loss if the Common Stock was held as a capital asset, and such gain or loss will be a long-term gain or loss to the extent that the shareholder’s holding period exceeds twelve (12) months.
•	For Puerto Rico income tax purposes, shareholders who receive cash for fractional shares will be treated as having sold their fractional shares and recognize a gain or loss in an amount equal to the difference between the cash received and the portion of their basis for the pre-split Common Stock allocated to the fractional shares. Such gain or loss will be a capital gain or loss if the Common Stock was held as a capital asset, and such gain or loss will be a long-term gain or loss to the extent that the shareholder’s holding period exceeds six (6) months.
•	Shareholders who do not hold fractional shares and only receive post-split Common Stock for their pre-split Common Stock pursuant to the Reverse Stock Split should not recognize any gain or loss for U.S. federal and/or Puerto Rico income tax purposes as a result of the Reverse Stock Split.
•	Any gain or loss from the treatment of fractional shares as discussed above realized by a shareholder who is not a resident of Puerto Rico will not be subject to income taxation in Puerto Rico and any gain or loss from the treatment of fractional shares realized by a shareholder that is a bona-fide resident of Puerto Rico for the entire taxable year within the meaning of Sections 933 and 937 of the IRC will not be subject to U.S. federal income taxation.
•	U.S. federal and Puerto Rico information reporting requirements will apply with respect to the cash proceeds to be received by non-corporate shareholders from fractional shares and U.S. federal backup withholding (currently at the rate of 28%) will apply to such reportable amounts if said non-corporate shareholder fails to furnish a proper taxpayer identification number, to certify that such holders are not subject to U.S. federal backup withholding, or to otherwise comply with the applicable requirements of the U.S. federal backup withholding rules.

No Going Private Transaction

Notwithstanding the decrease in the number of outstanding shares of Common Stock following the Reverse Stock Split, our Board does not intend for this transaction to be the first step in a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

No Appraisal Rights

Under applicable Puerto Rico law, shareholders are not entitled to dissenters’ rights of appraisal with respect to the proposed amendment to our Certificate of Incorporation to effect the Reverse Stock Split together with the Authorized Share Reduction, and we will not independently provide our shareholders with any such right.

Interests of Certain Persons in the Proposal

Certain of our officers and directors have an interest in this proposal as a result of their ownership of shares of our Common Stock, as set forth in the section entitled “Security Ownership of Management, Directors and Principal Holders” above. However, we do not believe that our officers or directors have interests in this proposal that are different from or greater than those of any other of our shareholders.

Required Vote

The affirmative vote of a majority of the outstanding shares of Common Stock is required to approve the proposed amendment to our Certificate of Incorporation and thereby effect the Reverse Stock Split and Authorized Share Reduction (subject to further Board action). Since abstentions and broker non-votes will not be voted for the proposal, they will have the same legal effect as a negative vote. Additionally, the failure to vote will have the same effect as a negative vote.

Board of Directors Recommendation

The Board has approved this amendment to our Certificate of Incorporation and recommends a vote FOR this proposal.

PROPOSAL 5  — ADJOURNMENT OR POSTPONEMENT OF THE ANNUAL MEETING

Background

If we fail to receive a sufficient number of votes to constitute a quorum to hold the annual meeting or to approve Proposal 4, we may propose to adjourn or postpone the annual meeting, whether or not quorum is present to (i) constitute a quorum for purposes of the annual meeting or (ii) solicit additional proxies in favor of the approval of Proposal 4.

We currently do not intend to propose adjourning or postponing the annual meeting if there are sufficient votes represented at the annual meeting to approve Proposal 4.

Required Vote

For the adjournment or postponement of the annual meeting, the affirmative vote of a majority of the total votes cast by holders of shares present in person or represented by proxy and entitled to vote on this proposal will be required for approval. Abstentions will not be voted “for” this matter. Accordingly, abstentions will have the same legal effect as a negative vote. Broker non-votes will not be counted in determining the number of shares necessary for approval and will have no effect.

Board of Directors Recommendation

Our Board of Directors recommends that shareholders vote FOR this proposal.

INTERNET AVAILABILITY

Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholders Meeting to be held on June 19, 2013: This Proxy Statement, the form of proxy card, the notice of annual meeting and the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 are available at www.envisionreports.com/DRL.

OTHER MATTERS

We do not intend to present any business at the annual meeting other than as described in the accompanying notice of meeting. Management knows of no matters that may be brought before the annual meeting or any adjournments or postponements thereof other than those described in the accompanying notice of meeting and routine matters incidental to the conduct of the annual meeting. If any other matter should properly come before the annual meeting or any adjournments or postponements thereof, it is the intention of the persons named in the accompanying form of proxy or their substitutes to vote the proxies as recommended by our Board of Directors or, if no recommendation is given, in accordance with their own discretion.

Each proxy solicited hereby also confers discretionary authority on the proxy holders for the election of any person as director if any nominee is unable to serve or for good cause will not serve. The Company has no knowledge that any nominee will become unavailable for election.

SHAREHOLDER PROPOSALS AND NOMINATIONS FOR THE 2014 ANNUAL MEETING

With respect to proposals and nominations not to be included in our proxy statement pursuant to Rule 14a-8 under the Exchange Act, Doral Financial’s bylaws require a shareholder wishing to make a nomination or bring any other matter before an annual meeting of shareholders to notify our Corporate Secretary in writing, which notice (containing certain information specified in the bylaws about the shareholder and the proposed action) shall be received by our Corporate Secretary not less than 90 or more than 180 days in advance of the first anniversary date of the preceding year’s annual meeting. For the 2014 Annual Meeting of Shareholders, this means shareholders wishing to present nominations for director or other proposals for consideration under these provisions of our bylaws must submit their nominations or proposals so that they are received at our principal executive offices not earlier than December 21, 2013 and not later than March 21, 2014 in order to be considered. However, if the annual meeting is called on a date that is not within thirty days before or after such anniversary date — that is, with respect to the 2014 Annual Meeting of Shareholders, between May 20, 2014 and July 19, 2014 — notice by a shareholder in order to be timely must be so received not later than the close of business on the fifteenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs. In addition, any shareholder who wishes to submit a nomination to our Board of Directors must deliver written notice of the nomination within this time period and comply with certain additional information requirements in the bylaws relating to shareholder nominations.

With respect to proposals to be included in our proxy statement for the 2014 Annual Meeting of Shareholders pursuant to Rule 14a-8 under the Exchange Act, shareholders must submit their proposals to the Corporate Secretary of Doral Financial so that they are received at Doral Financial’s principal executive offices not less than 120 calendar days before the anniversary of the date that the Company's proxy statement released to shareholders in connection with the 2013 Annual Meeting of Shareholders, or January 14, 2014. However, if the annual meeting is called on a date that is not within thirty days before or after such anniversary date — that is, with respect to the 2014 Annual Meeting of Shareholders, between May 20, 2014 and July 19, 2014 — then the deadline is a reasonable time before Doral Financial begins to print and send its proxy materials.

You can obtain a copy of Doral Financial’s bylaws by writing to our Secretary at the address set forth on the cover page of this Proxy Statement.

The above Notice of Annual Meeting and Proxy Statement are sent by order of our Board of Directors of Doral Financial Corporation.

Enrique R. Ubarri, Esq.
Secretary

Dated: May 13, 2013

APPENDIX A

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
DORAL FINANCIAL CORPORATION

Pursuant to Article 8.02 of the
General Corporations Act of the Commonwealth of Puerto Rico (the “Act”)

Doral Financial Corporation, a Puerto Rico corporation (hereinafter called the “Corporation”), does hereby certify as follows:

FIRST:  The first paragraph of Article FOURTH of the Certificate of Incorporation is amended and restated to read in its entirety as set forth below:

“FOURTH:  The total number of shares of all classes of stock which the Corporation is authorized to issue is      shares, consisting of      shares of Common Stock, $0.01 par value and 40,000,000 shares of Serial Preferred Stock, $1.00 par value.”

SECOND:  The last paragraph of Article FOURTH of the Certificate of Incorporation is amended and restated to read in its entirety as set forth below:

“Upon this Certificate of Amendment becoming effective pursuant to the Act (the “Effective Time”), each [•] shares of common stock issued and outstanding or held by the Corporation in treasury immediately prior to the Effective Time (the “Old Common Stock”) shall automatically without further action on the part of the Corporation or any holder of Old Common Stock, be reclassified, combined and changed into one fully paid and nonassessable share of new common stock (the “New Common Stock”). From and after the Effective Time, certificates representing the Old Common Stock shall represent the number of whole shares of New Common Stock into which such Old Common Stock shall have been reclassified pursuant to this Certificate of Amendment. There shall be no fractional shares issued with respect to the New Common Stock. In lieu thereof, the aggregate of all fractional shares otherwise issuable to the holders of record of Old Common Stock shall be issued to [Computershare Shareowner Services] (the “Transfer Agent”), as agent, for the accounts of all holders of record of Old Common Stock otherwise entitled to have a fraction of a share issued to them. The sale of all fractional interests will be effected by the Transfer Agent as soon as practicable after the Effective Time on the basis of prevailing market prices of the New Common Stock at the time of sale. After such sale and upon the surrender of the stockholders' stock certificates, the Transfer Agent will pay to such holders of record their pro rata share of the net proceeds derived from the sale of the fractional interests.”

THIRD:  The foregoing amendment was duly adopted in accordance with Article 8.02 of the Act.

FOURTH:  This Certificate of Amendment shall be effective [upon its filing with the Commonwealth of Puerto Rico Department of State. [at __:__ [a.m.][p.m.] on ____________ __, 2013]

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment to be duly executed this      day of            , 2013.

DORAL FINANCIAL CORPORATION

By:

    Name:
    Title:

Doral Financial Corporation

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 12:00 AM, Central Time, on June 19, 2013.

Vote by Internet

- Go to **www.envisionreports.com/DRL**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ **IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

A Proposals — The Board of Directors recommends a vote FOR Proposals 1, 2, 3, 4 and 5.

1. Election of Directors: 01 - Dennis G. Buchert; 02 - James E. Gilleran; 03 - Douglas L. Jacobs; 04 - David E. King; 05 - Gerard L. Smith; 06 - Glen R. Wakeman

☐ **Mark here to vote FOR all nominees** ☐ **Mark here to WITHHOLD vote from all nominees** ☐ **For All EXCEPT** - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

	For	Against	Abstain
2. Advisory Vote to Approve the Compensation of the Corporation's Named Executive Officers.	☐	☐	☐
3. Ratification of Appointment of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm for 2013.	☐	☐	☐
4. Authorization and approval an amendment to the Restated Certificate of Incorporation, as amended, to effect a reverse stock split of the Corporation's outstanding common stock at a ratio within a range of 1-for-15 to 1-for-25, together with the corresponding proportional reduction in the number of authorized shares of common stock.	☐	☐	☐
5. Approve the adjournment or postponement of the annual meeting of stockholders to a later date or dates, if necessary, to solicit additional proxies.	☐	☐	☐

To vote in accordance with the Board of Directors' recommendations, just sign below. No boxes need to be checked.

B Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please mark, date and sign as your name appears above and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign the full corporate name by a duly authorized officer. If shares are held jointly, each shareholder named should sign.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

1 U P X

01MYLD